Exhibit 2.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

[*]

SALE AND PURCHASE AGREEMENT

between

Aksia Group SGR S.p.A. for “Aksia Capital III”, Siusi S.p.A., Sergio Ghisleni,

Antonio Robuschi, Paolo Urbanis, Ugo Relitti, Cristian Spallanzani, Luca

Barioni, Paolo Cavatorta, Paolo Dalla Giacoma

and

Gardner Denver S.r.l.

[*] Confidential Treatment Requested

I

CONTENTS

1. Definitions	2
1.1 Certain Definitions	2
1.2 Other Definitional and Interpretative Matters	10

2. Scope of this Agreement. Sale and purchase of the Robuschi Interest	10
2.1 Purpose	10
2.2 Purchase and Sale of the Robuschi Interest	11

3. Purchase Price	11
3.1 Purchase Price Formula	11
3.2 Notice of the Sellers	11
3.3 Effective Date Financial Accounts	12
3.4 Adjustment. Settlement Payment	14
3.5 Payments	14
3.6 Allocation of the Price among the Sellers	15
3.7 Payment modalities	15
3.8 Right to Designate	15

4. Pre—Closing filings	16
4.1 Antitrust filings	16
4.2 Delayed clearance	17

5. Condition precedent to closing	17
5.1 Antitrust clearance	17
5.2 Other conditions	18

6. Actions prior to the Closing Date	18
6.1 Interim Management	18
6.2 Exceptions	20
6.3 Parma Lease	20

7. The Closing	20
7.1 Place and Date of Closing	20
7.2 Actions and deliveries by the Purchaser	20
7.3 Actions and deliveries by the Sellers	22
7.4 Additional activities. Information and documents	23
7.5 One Transaction	23
7.6 Transfer of Title	23
7.7 Transfer of title	23

8. Release of Directors, Statutory Auditors and Attorneys	23

9. Representations and Warranties of the Sellers	24
9.1 Representations and Warranties of the Sellers	24

[*] Confidential Treatment Requested

II

9.2 No other representations and warranties	36
9.3 Accuracy	36

10. Representations and Warranties of the Purchaser	36
10.1 Organization and Standing	36
10.2 Authorization	36
10.3 No Conflict	36

11. Indemnification by the Sellers	37
11.1 Undertaking of the Sellers	37
11.2 No Other Remedy	38
11.3 Exclusions and Limitations	38
11.4 Handling of Claims	42
11.5 Amnesty	44
11.6 Severability	44

12. Escrow	45
12.1 Purpose	45
12.2 Switching upon Balance	46

13. Other Covenants of the Parties	46
13.1 Non-competition	46
13.2 Key Employees—Non Solicitation	46
13.3 Confidentiality	46

14. Miscellaneous Provisions	47
14.1 Survival	47
14.2 Entire Agreement. Changes in Writing	47
14.3 Assignment Prohibited	48
14.4 Notices	48
14.5 Sellers’ Representatives	50
14.6 Further Assurances	50
14.7 Taxes and Other Expenses	51
14.8 Severability	51
14.9 Section 1381 of the Code	51
14.10 Liability	51
14.11 Schedules and Enclosures	52
14.12 Applicable Law	52

15. Arbitration Clause	52
15.1 Arbitration	52

[*] Confidential Treatment Requested

III

Schedules
Schedule 0.1	Powers of Aksia
Schedule 0.2	Powers of Siusi
Schedule 0.3	Powers of the Purchaser
Schedule b)	Corporate capital of Robuschi
Schedule c)	Robuschi Group
Schedule 1.1.1	2010 Financial Statements
Schedule 1.1.2	Accounting Principles
Schedule 1.1.7	Cash
Schedule 1.1.23	Escrow Agreement
Schedule 1.1.24	Facility Agreement
Schedule 1.1.25	Financial Debt
Schedule 1.1.55	Senior Banks’ Release Letter
Schedule 1.1.66	Working Capital
Schedule 3.5	Sellers’ Shares, percentages and amounts
Schedule 4.1(a)	Antitrust Authorities
Schedule 7.2(f)	Directors and statutory auditors’ release letter
Schedule 9.1.3	No conflict
Schedule 9.1.4	Encumbrances
Schedule 9.1.7	Guarantees
Schedule 9.1.8	Subsequent events
Schedule 9.1.9	Real estate property
Schedule 9.1.11	Assets
Schedule 9.1.12	Industrial Property Rights
Schedule 9.1.13	Taxes
Schedule 9.1.14	Employees
Schedule 9.1.15	Agents
Schedule 9.1.16	Litigation and Claims
Schedule 9.1.17	Contracts
Schedule 9.1.18	Insurance
Schedule 9.1.19	Permits
Schedule 9.1.20	Environmental Matters
Schedule 9.1.21	Products claims
Schedule 9.1.22	Anticorruption
Schedule 9.1.23	Trade
Schedule 9.1.24	Fees and commissions
Schedule 13.1	Non competition. Territory and competing activities.

[*] Confidential Treatment Requested

IV

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT is made in Milan (Italy), on 6th October 2011 by and between:

AKSIA GROUP SGR S.P.A., a company duly incorporated under the laws of Italy, whose registered office is in Piazza del Liberty, 2 Milan (Italy), registered with the Companies’ Registers of Milan n. 05572080967 acting as management company of the end-closed fund named “Aksia Capital III “, acting by Nicola Emanuele in his capacity as managing director and legal representative, duly empowered by means of a resolution of the board of directors dated 5 October 2011, a copy of which is attached hereto as Schedule 0.1 (hereinafter referred to as “Aksia”);

SIUSI S.P.A., a company duly incorporated under the laws of Italy, whose registered office is in Via San Leonardo No 71/A, Parma (Italy), registered with the Companies’ Registers of Parma n. 00958150344, acting by Antonio Robuschi in his capacity as chairman, managing director and legal representative, duly empowered by means of a resolution of the board of directors dated 27 April 2011, a copy of which is attached hereto as Schedule 0.2 (hereinafter referred to as “Siusi”);

SERGIO GHISLENI [*]; ANTONIO ROBUSCHI [*]; PAOLO URBANIS [*]; UGO REMITTI [*]; CRISTIAN SPALLANZANI, [*]; LUCA BARIONI, [*]; PAOLO CAVATORTA, [*]; PAOLO DALLA GIACOMA [*]; (the “Other Shareholders”);

(Aksia, Siusi and the each of the Other Shareholders are hereinafter collectively—but not jointly—referred to as the “Sellers” and each a “Seller”)

- of the first part -

and

GARDNER DENVER S.R.L., a limited liability company duly incorporated under the laws of Italy, whose registered office is in Via Tevere 6, Lonate Pozzolo (VA), Italy, registered with the Companies’ Register of Varese (Italy), no. 01220020125, acting by Michael Meyer Larsen, in his capacity as chairman and legal representative, duly empowered by means of a resolution of the board of directors dated 5 October 2011, a copy of which is attached hereto as Schedule 0.3 (the “Purchaser”)

- of the second part -

RECITALS

a)	Robuschi S.p.A., a company duly organized and existing under the laws of Italy, having its registered office in Milan, Piazza del Liberty 2, fiscal code, VAT number and registered with the Companies’ Register of Milan no. 04306840960 (“Robuschi” or the “Company”) has a share capital of Euro 571.500,00, fully paid and entirely issued, subdivided in 571.500 shares;

[*] Confidential Treatment Requested

b)	the Shareholders are the beneficial and record owner of n. 571.500 shares in Robuschi representing 100% of the corporate share capital of Robuschi (of all classes), as better specified in Schedule b) (the “Robuschi Interest”); the Robuschi Interest has been granted in pledge in favor of the Senior Banks (as defined herein below);

c)	the Company—as better specified in Schedule c)—controls: (i) Robuschi Benelux B.V. with its registered office in Ax Spankeren, (Netherland), Kanaaldijk 100 Poatub 334-6956, corporate capital Euro 272.268, VAT No NL805986741B01 (“Robuschi Benelux”), (ii) Robuschi do Brasil, Comércio, Importação e Exportação de Equipamentos Industriais Ltda with its registered office in Alphaville – Barueri (Brasil), Al. Rio Negro, 585, corporate capital R$ 510.000, CNPJ No 10.551.538/0001-48 (“Robuschi Brasil”), (iii) Robuschi Danmark AS with its registered office in Kastrup (Danmark), Fuglebaekvej 3 B—2770, corporate capital DKK 500.000, VAT No DK15912197 (“Robuschi Danmark”); (iv) Robuschi France S.à.r.l. with its registered office in Le Mesnil Amelot (France), Rue del la Grande Borne 10-16, corporate capital Euro 200.000, VAT No FR72414061010 (“Robuschi France”); (v) Robuschi Germany GmbH with its registered office in Hannover (Germany), Frankernring 10-30855, corporate capital Euro 25.000, VAT No DE813600844 (“Robuschi Germany”); (vi) Robuschi USA Inc. with its registered office in Charlotte NC 28217, 3801 Beam Road, Suite F, corporate capital USD 10.000 (“Robuschi USA”); (vii) Robuschi Fluid Technology (Shanghai) Co Ltd with its registered office in Pudong Shanghai, 7511 Hu, ‘Nan Road Xinchang Town, Nan Hui, corporate capital US$ 140.000 (“Robuschi Fluid Technology” or “Robuschi China”); and (viii) Gieffe System S.r.l., with its registered office in Noceto (PR), Via Ponte Taro 28/b, corporate capital Euro 52.000,00, tax and VAT No. 01914760341 (“Gieffe System”).

d)	the Sellers, as applicable, intend to sell and transfer to the Purchaser, and the Purchaser intends to purchase from the Sellers, on the terms and conditions set out in this Agreement, the Robuschi Interest.

NOW THEREFORE, in consideration of the Recitals and the mutual promises herein contained, the Parties hereby agree and covenant as follows.

1.	DEFINITIONS.

1.1	Certain Definitions.

In addition to the other terms defined elsewhere in this Agreement, for the purposes of same, the following words and terms shall have the meaning set forth below:

1.1.1	“2010 Financial Statements”: means the audited consolidated financial statements of Robuschi for the fiscal year ended on 31 December 2010, copy of which is attached hereto as Schedule 1.1.1.

[*] Confidential Treatment Requested

1.1.2	“Accounting Principles”: means:

(i) as to Robuschi and its Italian Subsidiaries, the rules of the Code dealing with annual financial statements and the accounting principles prepared by the Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili, as amended by the Organismo Italiano di Contabilità (O.I.C.), or, in their absence, the accounting principles prepared by the International Accounting Standards Committee (I.A.S.C.) applied on a basis consistent with past practices and valuation criteria used in the preparation of the 2010 Financial Statement; and

(ii) as to any Subsidiary incorporated in a jurisdiction other than Italy, the accounting principles generally accepted in the country in which the relevant Subsidiary is incorporated or, in their absence, the accounting principles prepared by the International Accounting Standards Committee (I.A.S.C.) applied on a basis consistent with past practices and valuation criteria used in the preparation of the 2010 Financial Statements, in all cases as amended and supplemented by the accounting principles and the application and construction criteria set forth in Schedule 1.1.2.

1.1.3	“Affiliate”: means, with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person.

1.1.4	“Agreement”: means this agreement executed and exchanged by and between the Sellers and the Purchaser in the place and as of the date first above written, with all schedules and attachments thereto.

1.1.5	“Antitrust Authority” has the meaning provided for in Section 4.1;

1.1.6	“Business Day”: means any calendar day other than Saturdays, Sundays and any other days on which credit institutions are authorized to close in the city of Milan (Italy).

1.1.7	“Cash”: means the aggregate consolidated amount of any cash at hand and cash equivalents of Robuschi Group including any loan receivables, cheques, deposits with banks and other financial institutions, marketable securities of any kind (whether debt, equity or otherwise), money market funds, other liquid and marketable investments, marketable shares in other investments funds (in each case including accrued interests thereon), all as set out in more detail in Schedule 1.1.7.

[*] Confidential Treatment Requested

1.1.8	“Closing”: means the transfer of the Robuschi Interest to the Purchaser, the payment to the Sellers of the Price and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all actions and transactions, respectively, required to be executed, exchanged, performed and consummated on the Closing Date pursuant to this Agreement.

1.1.9	“Closing Date”: the date on which the Closing shall actually take place in accordance with Section 7.1

1.1.10	“Code”: means the Italian Civil Code.

1.1.11	“Company”: means Robuschi (as defined below).

1.1.12	“Competition Laws” means laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

1.1.13	“Control”: has the meaning provided under section 2359, first, second and third paragraphs, of the Code. The terms “controlled by” and “controlling” shall have correlative meanings.

1.1.14	“Effective Date”: means the Closing Date.

1.1.15	“Effective Date Cash”: means the Cash as shown in the Effective Date Financial Accounts (as defined in Section 1.1.16 herein).

1.1.16	“Effective Date Financial Accounts”: means the consolidated financial accounts of Robuschi and the Subsidiaries as of the Effective Date prepared applying the Accounting Principles and which have become final and binding upon the Parties according to Section 3.3 herein.

1.1.17	“Effective Date Financial Debt”: means the Financial Debt as shown in the Effective Date Financial Accounts.

1.1.18	“Effective Date Working Capital”: means the Working Capital as shown in the Effective Date Financial Accounts (as defined herein).

1.1.19	“Environmental Contamination” means any pollutants, contaminants or other Hazardous Materials that are existing in the soil, groundwater or surface water of the properties operated by the Company or its Subsidiaries and are required to be cleaned up or removed pursuant to Environmental Laws applicable at the locations operated by or to the activities of the Company or its Subsidiaries.

[*] Confidential Treatment Requested

1.1.20	“Environmental Laws” means all statutes, laws, rules, regulations or ordinances concerning environmental, health and safety, and risk prevention matters applicable in Italy or in any applicable jurisdiction including without limitation; safety and hygiene at work provisions, emissions, discharges, waste management or releases of pollutants, contaminants or Hazardous Materials into the environment or otherwise relating to the manufacture, processing, storage, transport or disposal of Hazardous Materials as interpreted and enforced by the competent authorities on the date hereof.

1.1.21	“Escrow Amount”: means [*].

1.1.22	“Escrow Agent”: means Unicredit S.p.A. or any other Italian bank reasonably acceptable to both Parties.

1.1.23	“Escrow Agreement”: means the mandate to be signed on the Closing Date between the Parties and the Escrow Agent substantially in the agreed form attached hereto as Schedule 1.1.23.

1.1.24	“Facility Agreement”: means the loan agreement originally in the principal amount of [*] granted by the Senior Banks to the Company (formerly Schema R S.p.A.) on 19 January 2007 and secured by the Pledge, copy of which is attached hereto as Schedule 1.1.24.

1.1.25	“Financial Debt”: means the consolidated financial debt (including accrued interest) of Robuschi Group: interest bearing liabilities (i.e. short, medium and long term financial debts) arising out of borrowings from banks, other financial institutions or third financial parties (including any shareholders loan) all as set out in more detail in Schedule 1.1.25. For the sake of clarity Financial Debt (i) shall include the Outstanding Debt; and (ii) shall not include items included in the calculation of the Working Capital.

1.1.26	“Governmental Authority”: means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) public international organization or multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

1.1.27	“Government Officials”: has the meaning provided in Subsection 9.1.22.

1.1.28	“Group” or “Robuschi Group”: means Robuschi and its Subsidiaries.

[*] Confidential Treatment Requested

1.1.29	“Hazardous Material” means any substance, chemical or waste (including asbestos, polychlorinated biphenyls (PCBs) and petroleum) that is (even if not expressly or specifically) designated or defined as hazardous, toxic or dangerous, or as pollutant or contaminant, in any applicable law, code or ordinance and all rules and regulations promulgated there under, because of any of the business activities of the Company or of the applicable law.

1.1.30	“Independent Accountant”: means the firm of certified accountants named BDO S.p.A., provided that, if BDO S.p.A. does not agree to perform, or is unable or unwilling to complete the services called for under Section 3.3 and the Sellers and the Purchaser fail to agree on its replacement within the following five (5) Business Days, such replacement will thereupon be designated (with the express exclusion of Deloitte, KPMG, Price Waterhouse Coopers and Enst & Young), by the President of the Court of Milan at the request of either Party and after having allowed sufficient time for the hearing of the other.

1.1.31	“Independent Accountant’s Mandate”: means the mandate conferred upon the Independent Accountant by the Parties in relation to the provisions of Section 3.3 which mandate will be: (i) consistent with the provision of Section 3.3. and (ii) agreed in good faith between the Parties and the Independent Accountant.

1.1.32	“Industrial Property Rights”: means patents, patent applications, utility models, inventions, trademarks (whether registered or unregistered), trademark applications, service marks, service names, trade names, domain names, copyrights, trade secrets, technology, computer software, designs, design rights, know-how (including drawings, technical data, formulae, manufacturing processes, proprietary information, customers lists), specific to the business of the Robuschi Group.

1.1.33	“Interim Period”: means the period from date hereof through the Closing Date.

1.1.34	“Investment Vehicle”: means the Person designated by the Purchaser pursuant to Section 3.8.

1.1.35	“Key Individuals” means each of [*].

[*] Confidential Treatment Requested

1.1.36	“Material Adverse Change”: means, with respect to the Company, an event or effect that occurs during the Interim Period and is materially adverse to the financial conditions or results of operations of the Company and its Subsidiaries, taken as a whole, in the current financial year provided, however, in no event shall any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred a Material Adverse Change: (a) (i) changes in conditions in the Italian or global economy generally or the Italian or global capital, credit or financial markets generally, including changes in commercial bank loan, interest risks or currency exchange rates; (ii) changes in applicable law or general legal, tax, regulatory or political conditions; or (iii) changes generally affecting the industry in which the Company and its Subsidiaries operate; (b) changes required by GAAP; (c) the effect of the negotiation, execution, announcement of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement on the Company’s relationships, contractual or otherwise, with customers, suppliers, vendors, bank lenders, strategic venture partners or employees; (d) earthquakes, hurricanes, floods, or other natural disasters; (e) any affirmative action knowingly taken by Purchaser that reasonably could be expected to result in a Material Adverse Effect; (f) any action taken by the Company at the express request Purchaser, or any action or omission required pursuant to the express terms of this Agreement; (g) circumstances: (i) existing as of the date of this Agreement and (ii) which were fairly disclosed to the Purchaser or generally and publicly known as of the date of this Agreement.

1.1.37	“Ordinary Course of Business”: means an action taken by a Person that is consistent with the past practice of such Person and is taken in the ordinary course of the operations of such Person.

1.1.38	“Other Shareholders”: means all the Sellers other than Aksia and Siusi.

1.1.39	“Outstanding Debt”: means the Outstanding Debt under Facility Agreement and the Outstanding Debt under the Siusi Loan Agreement.

1.1.40	“Outstanding Debt under the Facility Agreement”: means the amount equal to the principal and accrued interest, fees and penalties, if any, and any other amount owed by the Company to the Senior Banks at the Closing Date pursuant to or in any manner deriving from the Facility Agreement, which amount shall be notified by the Sellers to the Purchaser in accordance with Section 3.2 of this Agreement.

1.1.41	“Outstanding Debt under the Siusi Loan Agreement”: means the principal and accrued interest, fees and penalties if any, and any other amount to be paid to Siusi by the Company pursuant to or in any manner deriving from the Siusi’s Loan Agreement at the Closing Date, which shall be notified by the Sellers to the Purchaser in accordance with Section 3.2 of this Agreement.

1.1.42	“Party” or “Parties”: mean either the Purchaser or the Sellers or both, as the context may require.

[*] Confidential Treatment Requested

1.1.43	“Person”: means any individual, corporation, limited liability company, partnership, firm, association, unincorporated organization or other entity.

1.1.44	“Pledge”: means the pledge granted by the Sellers on the Robuschi Interest in favour of the Senior Banks to secure the obligations under the Facility Agreement entered into for the acquisition of the entire corporate capital of Robuschi & C. S.p.A. by Robuschi (formerly Schema R S.p.A.) on 19 January 2007.

1.1.45	“Price” or “Purchase Price”: has the meaning provided for in Section 3.1

1.1.46	“Provisional Purchase Price”: has the meaning provided for in Section 3.2.

1.1.47	“Purchaser”: means Gardner Denver Srl, as more fully identified in the introductory part of this Agreement.

1.1.48	“Reference Date”: means 31 December 2010.

1.1.49	“Robuschi”: has the meaning set forth under Recitals;

1.1.50	“Schedule”: means any schedule attached to this Agreement.

1.1.51	“Seller” or “Sellers”: has the meaning provided in the introductory part to this Agreement.

1.1.52	“Sellers’s Knowledge”, “best knowledge”, “knowledge” and “to know”: in the context of representation and warranties set forth in Article 9 will be construed to be Sellers’ and Key Individuals’ actual knowledge of, as of the date hereof, and that knowledge which, as of the date hereof, (i) with respect to Aksia and Susi: a Person sitting on the board of directors of a company could obtain by exercising due diligence and reasonable care according to applicable law (ii) with respect to Key Individuals: an executive officer could have known by exercising its powers with due diligence and reasonable care according to applicable law.

1.1.53	“Sellers’ Representatives” means jointly Aksia and Siusi, who are hereby appointed as attorney-in-fact of Other Shareholders for the purposes of this Agreement, pursuant to the provisions of Section 14.5.

1.1.54	“Senior Banks”: means GE Capital S.p.A. (formerly Interbanca S.p.A.), Banca Nazionale del Lavoro S.p.A. and any other bank being part, as lender, to the Facility Agreement.

1.1.55	“Senior Banks’ Release Letter” means the instruments in writing substantially in the form of Schedule 1.1.55 executed by Senior Banks or GE Capital S.p.A. as agent and on behalf of other Senior Banks, a copy of which shall be delivered by the Sellers to the Purchaser on or before the Closing Date.

[*] Confidential Treatment Requested

1.1.56	“Share Certificates”: means the share certificates representing the Robuschi Interest.

1.1.57	“Siusi’s Loan Agreement”: the loan agreement entered into on 31 January 2007 between Siusi, as lender and shareholder, and the Company (formerly Schema R S.p.A.), as borrower, for an original principal amount equal to [*].

1.1.58	“Subsidiaries”: means Robuschi Benelux, Robuschi Brasil, Robuschi Danmark, Robuschi France, Robuschi Germany, Robuschi USA, Robuschi China and Gieffe System.

1.1.59	“Target Working Capital”: means the arithmetic average of the expected amount of the Working Capital as at the Effective Date (as estimated in good faith by the Sellers) and each of the actual amounts of the Working Capital as at 31 March 2011, 30 June 2011 and 30 September 2011.

1.1.60	“Tax” or “Taxes”: all federal, state or local taxes, social security contributions, fees, levies or other fiscal assessments and duties imposed by any federal, national or local taxing authorities, including all income taxes, transfer, recording, license, withholding, payroll, stamp, occupation and property taxes, excise or custom duties, sale, use, VAT and franchise taxes or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any Governmental Authority pertaining to the present and past activities, acts, events, omissions or corporate and contractual transactions performed or in any case carried out by and/or in the name or on behalf of the Company or its Subsidiaries.

1.1.61	“Tax Authority”: means any competent Governmental Authority in charge of imposing and/or collecting any Tax.

1.1.62	“Tax Period Before Closing Date”: means any Tax assessment period ending on or before the Closing Date.

1.1.63	“Tax Returns”: means any return, declaration or notice relating to any Tax, which must be made to a Tax Authority under applicable laws.

1.1.64	“Tolerance Amount”: means the amount equal to [*] of the Target Working Capital.

1.1.65	“Understated Asset”: means (i) the amount by which any liabilities, reserves, provisions and debts shown in the 2010 Financial Statements subsequently prove to have been overstated or unnecessary or non-existent (“insussistenze del passivo”); as well as (ii) the amount by which any assets of any of Robuschi and the Subsidiaries, of any nature, existing at the Reference Date which are not shown or subsequently prove to have been understated in the 2010 Financial Statements (“sopravvenienze dell’attivo”).

[*] Confidential Treatment Requested

1.1.66	“Working Capital” means the consolidated working capital of Robuschi Group: (i) (+) inventory net of provisions as indicated in Schedule 1.1.66 plus (ii) (+) account receivables net of provisions, plus (+) (iii) other short term assets, less (iv) (-) accounts payable, less (v) (-) other short term liabilities (including accrued income taxes), all as set out in more detail in Schedule 1.1.66.

1.2	Other Definitional and Interpretative Matters.

Unless	otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply:

1.2.1	Gender and Number: any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

1.2.2	Headings: the provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

1.2.3	Section/Article: any reference to Articles, Sections, Subsections, Paragraphs or Schedules contained in this Agreement shall be deemed to be a reference to Articles, Sections, Subsections, Paragraphs hereof or Schedules hereto.

1.2.4	Hereof: the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision thereof.

1.2.5	Including: the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.2.6	Schedules: the Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

1.2.7	Effort: the obligation of a Party to use its «efforts», whether best or reasonable, to accomplish an objective shall not be construed as an absolute obligation to ensure that such objective is, in fact, reached and does not require the unreasonable expenditure of funds, the incurrence of unreasonable liabilities or the commencement of a judicial action on the part of that Party (unless such actions are imposed by other provisions of this Agreement).

2.	Scope of this Agreement. Sale and purchase of the Robuschi Interest.

2.1	Purpose

[*] Confidential Treatment Requested

The transaction contemplated by this Agreement is the sale and purchase of the Robuschi Interest by the Sellers to the Purchaser.

2.2	Purchase and Sale of the Robuschi Interest.

Upon the terms and subject to the conditions of this Agreement, at Closing Sellers will sell, assign, convey, transfer and deliver to Purchaser, and Purchaser will purchase from Sellers, the Robuschi Interest.

3.	PURCHASE PRICE

3.1	Purchase Price Formula.

In addition to any other payment by the Purchaser (or procured by Purchaser) on Closing in respect of the Outstanding Debt, the consideration for the purchase and sale of the Robuschi Interest (hereinafter referred to as the “Purchase Price” or “Price”) shall be an amount equal to:

(a) Euro 152.000.000,00 (one hundred fifty two million);

(b) plus 100% of the Effective Date Cash and minus 100% of the Effective Date Financial Debt;

(c) in the event that the Effective Date Working Capital falls below the Target Working Capital reduced by the Tolerance Amount, minus an amount equal to 100% of the shortfall, or, in the event that the Effective Date Working Capital is greater than the Target Working Capital increased by the Tolerance Amount, plus an amount equal to 100% of the excess amount.

For the sake of clarity, if the difference between the Effective Date Working Capital and the Target Working Capital exceeds the Tolerance Amount the increase or decrease, as the case may be, pursuant to letter (c) above will not be limited to the excess and will apply to the entire amount.

3.2	Notice of the Sellers.

Not less than 5 (five) Business Days prior to Closing, Sellers will (and, as the case may be, shall cause the Company to) deliver to Purchaser:

(i) the calculation of the Target Working Capital; and

(ii) their good faith estimate of the Purchase Price (including an estimate of the Effective Date Cash, the Effective Date Financial Debt and the Effective Date Working Capital) and

(iii) the amount of the Outstanding Debt as of the Effective Date (the Purchase Price as estimated by Sellers is referred to herein as the “Provisional Purchase Price”);

[*] Confidential Treatment Requested

(iv) the Schedule 3.5 duly filled-in and setting forth: the percentages of allocation of Price among the Sellers, the portion of the Provisional Price to be paid to each Seller and the portion of the Escrow Amount pertaining to each Seller, provided that, however, the percentage of allocation of Price among the Sellers as communicated by the Sellers pursuant to Subsection (iv) above shall not differ from those set forth under Section 11.6 (a) for more than 2% (two per cent).

3.3	Effective Date Financial Accounts.

The Effective Date Financial Accounts shall be prepared by Sellers in accordance with the Accounting Principles provided however that for the purposes of the preparation of the Effective Date Financial Accounts the Accounting Principles shall apply. After Closing Purchaser shall cause the management of the Company and of the Subsidiaries to fully cooperate with Sellers, in accordance with Sellers’ instructions, in the preparation of the Effective Date Financial Accounts. After Closing, such cooperation shall include, without limitation: (i) access to any relevant books and records and employees of the Group during normal business hours and without disruption of the Company’s activity and (ii) the preparation or compilation of any financial data deemed necessary by Sellers in connection with the preparation of the Effective Date Financial Accounts.

The Parties agree that:

(a)	as soon as reasonably practicable after the Closing, and in any case within and not later than 40 (forty) Business Days after the Closing Date, Sellers’ Representatives shall provide Purchaser with the unaudited consolidated pro-forma accounting statements of Robuschi as of the Effective Date (the “Effective Date Financial Accounts”) together with the Sellers’ calculation of the Purchase Price and of the Balance (as defined in Section 3.4 below);

(b)	the Effective Date Financial Accounts, the Sellers’ calculation of the Purchase Price and of the Balance so delivered by Sellers will be final and binding upon the Parties for the purposes of this Agreement unless a written notice of disagreement with respect thereto (hereinafter referred to as the “Notice of Disagreement”), specifying in detail the nature and reasons of such disagreement, is notified by Purchaser to Sellers’ Representatives within 15 (fifteen) Business Days following the date on which the Effective Date Financial Accounts are delivered to Purchaser;

(c)	if a Notice of Disagreement is notified as provided in Paragraph (b) preceding, during a period of 30 (thirty) Business Days following the delivery of such notice, Sellers’ Representatives and Purchaser shall attempt to resolve any disagreement which they may have with respect to any matter specified in such Notice of Disagreement;

[*] Confidential Treatment Requested

(d)	if, at the end of such period, Sellers’ Representatives and Purchaser fail to reach an agreement in writing with respect to any and all of the matters which are the subject matter of the Notice of Disagreement then:

(i) all of such matters to which agreement is not so reached and which, in the opinion of Sellers’ Representatives and Purchaser, have an accounting nature (hereinafter referred to as the “Disputed Accounting Matters”) will, at the request of one Party, be submitted to and reviewed by the Independent Accountant; which, in such case, shall be appointed with the Independent Accountant’s Mandate; and

(ii) all of such matters on which agreement is not so reached and which, in the opinion of Sellers’ Representatives or Purchaser, do not have an accounting nature will be submitted pursuant to Article 15 hereof;

(e)	the Independent Accountant shall formally accept in writing the mandate to settle and determine the Disputed Accounting Matters within 10 (ten) Business Days from the date on which the Disputed Accounting Matters are submitted to it and – in accepting such mandate – shall expressly undertake in writing to act pursuant to section 1349 of the Code and to:

(i)	consider only the Disputed Accounting Matters provided, however, that the Independent Accountant shall adjust taking into account any other items or amounts which have been brought to the attention of the Independent Accountant prior to the delivery of its opinion;

(ii)	determine the Disputed Accounting Matters by redrafting, to the extent necessary, the Effective Date Financial Accounts in accordance with the Accounting Principles, indicating the Effective Date Cash, the Effective Date Financial Debt and the Effective Date Working Capital and determine the Purchase Price, on the basis of the formula and the adjustments provided for in Article 3;

(iii)	be required to summarily justify in writing its determinations with respect to each of the Disputed Accounting Matters; and

(iv)	to resolve all Disputed Accounting Matters within 30 (thirty) Business Days from the acceptance of the Independent Accountant’s Mandate;

(f)	the Independent Accountant shall have access to the books, records, personnel and any other information of the Parties to the maximum extent required, in its reasonable judgment and prior consultation of the Parties, to perform the services contemplated hereby;

[*] Confidential Treatment Requested

(g)	upon resolution of all Disputed Accounting Matters, the Independent Accountant shall deliver to Purchaser and Sellers’ Representatives the Effective Date Financial Accounts appropriately adjusted in accordance with the Accounting Principles to reflect: (i) all agreements (if any) between Purchaser and Sellers’ Representatives pursuant to paragraph (c) preceding; or (ii) the determinations of the Independent Accountant with respect to the Disputed Accounting Matters pursuant to paragraph (e) preceding;

(h)	without prejudice to section 1349 of the Code, the determinations of the Independent Accountant prepared and delivered in accordance with paragraph (g) preceding shall be final and binding upon the Parties for purposes of Section 3.3 and shall not be subject to appeal;

(i)	all fees and disbursements of the Independent Accountant due in connection with the resolution of the Disputed Accounting Matters pursuant hereto and with the provision of the services contemplated hereby shall be borne by the Parties equally.

3.4	Adjustment. Settlement Payment.

Sellers’ Representatives and Purchaser shall settle any difference between the (i) Provisional Purchase Price, as paid by Purchaser on the Closing Date, and (ii) the Purchase Price, as finally agreed between the Parties in writing or determined in accordance with Section 3.3, as follows:

(a) if the Purchase Price is higher than the Provisional Purchase Price, Purchaser shall pay to Sellers an amount equal to the excess amount;

(b) if the Purchase Price is lower than the Provisional Purchase Price, Sellers, shall pay to Purchaser an amount equal to the shortfall,

(such excess or shortfall, as the case may be, the “Balance”).

3.5	Payments.

The payment of the Price shall be effected by the Purchaser as follows:

(i) on the Closing Date, the Purchaser shall pay the Sellers an amount equal to the Provisional Price it being understood and agreed that each Seller will receive an amount equal to the portion of Provisional Price as set forth in the Schedule 3.5 (which will be delivered by Sellers according to Section 3.2);

[*] Confidential Treatment Requested

(ii) on the fifth (5th) Business Day following the date on which the Price is finally determined in accordance with the provisions of Section 3.3, the Purchaser shall pay the Sellers or the Sellers shall pay the Purchaser (depending upon whether the Provisional Price is, respectively, lower or higher than the Purchase Price) an amount corresponding to Balance allocated or charged (as the case may be) to each Seller as set forth in Schedule 3.5 (which will be delivered by Sellers according to Section 3.2).

At Closing, Purchaser shall pay or procure to be repaid the Outstanding Debt.

3.6	Allocation of the Price among the Sellers.

The Parties acknowledge that the allocation of the Price among the Sellers according to the percentages set forth in Schedule 3.5 has been also mutually agreed by all the Sellers. It is also understood and agreed that upon receipt of all the payments made by the Purchaser in accordance with Section 3.7, each Seller has released the Purchaser from any further obligation in respect of the distribution or allocation of the Price among the Sellers.

3.7	Payment modalities.

3.7.1	All payments to be made by one Party pursuant to this Agreement shall be made on the due date thereof in immediately available funds by irrevocable and unconditioned wire transfer to the bank accounts designated by the Sellers’ Representatives or by the Purchaser at least three (3) Business Days prior to the date on which payment is due (which transfer shall be confirmed in writing to the Sellers’ Representatives or by the Purchaser by a primary credit institution reasonably acceptable to same) or by such other method as the Sellers’ Representatives or by the Purchaser may reasonably request at least three (3) Business Days prior to the date on which payment is due.

3.7.2	The Purchaser and the Sellers shall have no right of set-off or retention right with respect to the Price, the Outstanding Debt, the Balance or any other payment to be made by, respectively, the Purchaser or the Sellers according to this Agreement.

3.7.3	Any Balance to be paid by Sellers to Purchaser in accordance with this Agreement shall be made directly by Sellers to the Purchaser and shall not reduce the Escrow Amount.

3.8	Right to Designate.

The Purchaser shall have the right to designate one Person to purchase the Robuschi Interest (the “Investment Vehicle”) pursuant to sections 1401 et seq. of the Code, it being understood that such designation shall be valid only if made in accordance with the following provisions:

[*] Confidential Treatment Requested

(a)	anything in section 1403 of the Code to the contrary notwithstanding, the designation will be sufficiently made if notified in writing to the Sellers, together with the written acceptance of the designated Person

(b)	any designation pursuant hereto shall be notified to the Sellers not later than five (5) Business Days prior to the Closing Date;

(c)	when the designation occurs and as at the Closing Date the Investment Vehicle will be fully owned by the Purchaser;

(d)	any reference to the “Purchaser” contained in this Agreement shall be deemed to be a reference to the Purchaser and the Investment Vehicle;

(e)	the Purchaser shall not be released of any of its obligations under this Agreement and will be jointly and severally liable with the Investment Vehicle in respect of the punctual and exact performance of all duties and obligations arising under or in connection with this Agreement.

4.	PRE—CLOSING FILINGS.

4.1	Antitrust filings.

The Purchaser covenants to:

(a)	file, or cause to be promptly filed, as soon as practicable after the date of this Agreement and in any event within fifteen (15) days after the date of this Agreement or any shorter term provided for by applicable Competition Laws, with each competent Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws identified on Schedule 4.1(a) (each, an “Antitrust Authority”) all such notices, applications and other documents as may be necessary to consummate the transactions contemplated hereby; the Sellers will use their best efforts to cause the Company and the Subsidiaries to cooperate with the Purchaser by providing information pertaining to the Group and necessary to such notices and applications;

(b)	provide a copy to the Sellers of any material notice, application or document under (a) above, as well as the receipt of any notice from any Antitrust Authority as soon as reasonably practicable to the extent such documents do not contain any commercial or other competitively-sensitive information related to the business of the Purchaser or its corporate group (in which case, to the extent that competitively-sensitive information can be effectively redacted by Purchaser without unreasonable effort, Purchaser shall provide to Sellers redacted copies of such documents); and

(c)	thereafter, diligently pursue all consents and approvals from any Antitrust Authority as may be necessary to consummate the transactions contemplated hereby, keeping the Sellers duly and timely informed about the relevant process.

[*] Confidential Treatment Requested

The Sellers covenant to jointly file with the Purchaser any notifications identified on Schedule 4.1(a) where joint filing by the Parties is required.

The Parties shall promptly provide each other (and Sellers shall cause the Company and the Subsidiaries, to the extent required, to promptly provide to them) in good faith with any assistance, information and documentation reasonably required to prepare the notification, provided that, should commercial or any other compete relevant information be required in this respect, the Parties shall act so as to absolutely prevent any reciprocal disclosure of any of such information (e.g., by having such information exchanged, to the extent it may be necessary, exclusively between their respective lawyers under adequate legal privilege and confidentiality protection).

4.2	Delayed clearance.

Without prejudice to the Section 4.1 above, the Purchaser shall use its reasonable effort in order to procure that all required clearances or approvals are issued within the Long Stop Date.

For the purposes of this Agreement “Long Stop Date” means: (i) sixty (60) Business Days after the date of this agreement; or (ii) should any Antitrust Authority open an investigation procedure or other proceeding upon filing by the Purchaser pursuant to Section 4.1(a) (or avail itself of time extensions), as the case may be, ninety (90) Business Days after the date of this Agreement.

In the event that not all of the required clearances are issued within the Long Stop Date, either Party may terminate this Agreement with notice to the other Party and except for all the legal remedies that either Party may have hereunder and under the law against the other Party in case of a breach by such other Party of any of its obligations hereunder, this Agreement will cease to have effect and will no longer be binding on the Parties.

5.	CONDITION PRECEDENT TO CLOSING

5.1	Antitrust clearance

5.1.1	The obligation of the Parties to proceed with the Closing pursuant to the Agreement is subject to the condition that, on or prior to the expiration of the Long Stop Date provided in Section 4.2 (as extended by the Parties, if necessary), the purchase and sale of the Robuschi Interest contemplated in the Agreement shall have been approved, cleared or granted an exemption by each Antitrust Authority set forth on Schedule 4.1(a), to the extent that any such approval, clearance or exemption is required.

[*] Confidential Treatment Requested

5.2	Other conditions.

5.2.1	Without prejudice to Section 5.1 above, and in addition to any other remedy granted by applicable laws, the obligation of the respective Parties to proceed with the Closing pursuant to this Agreement is subject to the condition that no judgment, decree or order against any of the Parties shall have been entered by any competent court or judicial authority which would prevent the performance of this Agreement or declare void or unlawful the transactions contemplated by this Agreement.

5.2.2	The Purchaser’s obligation to proceed with the Closing shall be subject to the condition precedent that no Material Adverse Change has occurred during the Interim Period.

6.	ACTIONS PRIOR TO THE CLOSING DATE.

6.1	Interim Management.

Except as otherwise provided in this Agreement, the Sellers, as applicable, shall (to the permissible and practicable extent) cause the Group to conduct its business in its ordinary course and consistently with past practice, without entering into any agreement, or incurring any obligation, liability or indebtedness or taking any other action which exceeds the Ordinary Course of Business. In particular, and without limitation, during the Interim Period the Sellers shall (to the permissible and practicable extent) cause each Group company to:

(a)	conduct its business in the ordinary and usual course, consistent with past practice and without making any material change in its business operations and policies;

(b)	continue to insure all insured assets of the Group, whether owned or leased, and use, operate, maintain and repair all such assets in accordance with past practice;

(c)	refrain from doing any act or omitting to do any act, or permitting any act or omission, that shall cause a material breach of any material agreement, contract, commitment or obligation of Robuschi or its Subsidiaries;

(d)	maintain and keep facilities, machinery and equipment of the Company and the Subsidiaries that are necessary to the operation of the business being conducted by Robuschi and by the Subsidiaries as conducted immediately prior to the date of this Agreement in normal operating condition and repair, except for ordinary wear and tear;

(e)	consult with the Purchaser in good faith prior to entering into or renewing any lease or sublease of real property by Robuschi or any Subsidiary;

(f)	and to not consent or agree to:

[*] Confidential Treatment Requested

i.	amend the by-laws of any Group company;

ii.	incur any material financial indebtedness or issue any guarantee (other than in the Ordinary Course of Business);

iii.	incur or extend the timing of its payment of any payables or other liabilities outside of the Ordinary Course of Business or accelerate collections of receivables or other assets or inventory decreases or increases outside of the Ordinary Course of Business;

iv.	change of any payment terms of, or change any payment practices to be inconsistent with past practice;

v.	sell or dispose of or undertake to sell or dispose of any real property, machinery, equipment or other fixed assets related to the business of the Group for a book net value in excess of [*];

vi.	agree or commit for any expenditures for capital assets in excess of the consolidated budget amount for the full year 2011 of [*] and other than for ordinary and routine maintenance and repairs or however in the Ordinary Course of Business;

vii.	materially increase (individually or in the aggregate) the compensation or other benefits payable or to become payable by any company of the Group to its managers, employees or agents, lend or advance material amounts to any former or current officer, director or employee of any company of the Group, adopt or amend any severance agreement or arrangement, or any welfare, pension or other benefit plan, enter any labor shop-level collective agreement, hire, promote or terminate any director or officer except in the Ordinary Course of Business and in accordance with applicable laws;

(g)	not grant any option, warrant or other right to purchase or obtain capital stock of Robuschi or its Subsidiaries, or issue, sell or otherwise dispose of the capital stock of Robuschi or its Subsidiaries;

(h)	not pay any dividend or make any distribution of assets to the shareholders with respect to the capital stock of the Company itself, or otherwise make any cash payments to any of its shareholders in their capacities as shareholders;

(i)	not grant any lean, pledge, security interest or other encumbrance upon any of the assets of Robuschi or its Subsidiaries, other than in the Ordinary Course of Business.

[*] Confidential Treatment Requested

6.2	Exceptions.

In the event, during the Interim Period, Robuschi intends to take for the benefit of the business of the Group any of the actions referred to in Section 6.1 preceding, the Sellers shall or shall cause Robuschi to request the Purchaser’s prior written consent, which consent shall not unreasonably withheld or delayed. When seeking such consent, the Sellers shall or shall cause Robuschi to provide the Purchaser with sufficient necessary information to take a timely and informed decision to approve or not to approve the intention of Robuschi to take any of such actions within 5 (five) Business Days as from the receipt of such notification. Should the Purchaser fail to reply in writing within such deadline, the proposed action will be considered as approved by the Purchaser.

6.3	Parma Lease.

During the Interim Period, the Sellers will use all their commercially reasonable efforts to arrange a meeting between the Purchaser and the lessor of Company’s facilities in Parma, Italy (contract of lease entered into between Alpe S.R.L. and Robuschi & C. S.P.A. on 26 January 2007).

7.	THE CLOSING.

7.1	Place and Date of Closing.

7.1.1	The Closing shall take place at Dewey & LeBoeuf office (Via Fratelli Gabba 4) in Milan (Italy), at 10:00 a.m. local time on the first date that is both (i) at least 3 (three) Business Days following the satisfaction (or, to the extent permitted, waived by the Party entitled to the benefits thereof) of all of the conditions precedent set forth in Article 5 and (ii) the last Business Day of the month in which all such conditions are satisfied or waived, or at such other place, date or time as the Parties may hereafter determine by written agreement.

7.1.2	At Closing the Parties shall take the necessary steps to duly and validly effect the transfer of the Robuschi Interest in the form and manner provided by the applicable Italian law provisions, including, the endorsement of the relevant Shares Certificates before an Italian notary public to be designated by Purchaser, and the other actions as below provided.

7.2	Actions and deliveries by the Purchaser.

In addition to any other action to be taken and to any other instrument to be executed and/or delivered pursuant to this Agreement, at the Closing the Purchaser will take the following actions and will deliver to the Sellers the following documentation, unless previously already delivered in a manner substantially equal to one indicated herein below:

(a)	Pay (or, as far iii and iv below are concerned, provide the Company with the funds necessary to pay, and cause the Company to pay), according to Section 3.7 and the provisions of this Agreement:

[*] Confidential Treatment Requested

i.	the Escrow Amount, out of the Provisional Price, so that each of the Sellers receive on its/his Escrow Account, pursuant to the Escrow Agreement, a portion of the Escrow Amount proportionate to the percentages set forth in Schedule 3.5 (which will be delivered by Sellers according to Section 3.2);

ii.	to the Sellers, each in the percentages set forth in Schedule 3.5, the remaining portion of the Provisional Price (to the bank accounts designated by the Sellers according to Section 3.7);

iii.	to the Senior Banks the Outstanding Debt under the Facility Agreement (to the bank account designated by the Senior Banks according to Senior Banks’ Release Letter);

iv.	to Siusi the Outstanding Debt under the Siusi’s Loan Agreement (to the bank account designated by Siusi);

(b)	deliver to the Sellers’ Representatives written communication of the bank at which the Purchaser or its Affiliate holds an account (the “Purchaser Bank”) stating that the Purchaser Bank has received from the Purchaser or its Affiliate irrevocable and unconditioned instructions to immediately make a wire transfer of the amount set forth under this Section, in immediately available funds, into the banking accounts respectively designated in such Sections;

(c)	execute and deliver any document and instruments as may be necessary to transfer to the Purchaser good and marketable title to the Robuschi Interest; and

(d)	pay or cause to be paid to the appropriate entities or authorities and in the appropriate manner, any stamp taxes or charges levied by any governmental authority on the transfer of the Robuschi Interest;

(e)	enter into the Escrow Agreement;

(f)	deliver to the Sellers’ Representatives a written undertaking (in the form of Schedule 7.2(f) to the directors and statutory auditors of Robuschi, to hold them harmless and indemnified against any liabilities arising from their acting as directors and statutory auditors of up to the date of the fully legally effective replacement of their offices, except in case of willful misconduct (“dolo”) of such directors or auditors (it being understood that such undertaking shall in no manner be ever construed or interpreted as a limitation to the obligations of the Sellers hereunder, including their representations and warranties and the indemnification obligations under Article 11 below, whether or not they are or have been members of any board of Robuschi or of its Subsidiaries).

[*] Confidential Treatment Requested

7.3	Actions and deliveries by the Sellers.

In addition to any other action to be taken and to any other instrument to be executed and/or delivered pursuant to this Agreement, at the Closing the Sellers will take the followings actions and will deliver to the Purchaser the following documentation, unless previously already delivered in a manner substantially equal to one indicated herein below:

(a)	cause all of the directors and use their best efforts to cause the statutory auditors of Robuschi to resign or otherwise cease from office as of the Closing Date and to deliver to the Purchaser resignation letters confirming that they have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise, with the exception of the compensation due up to the Closing Date and unpaid at the Closing Date (if any);

(b)	deliver the shareholders’ ledger and the other corporate book of the Company;

(c)	execute and deliver any document and instruments as may be necessary to transfer to the Purchaser good and marketable title to the Robuschi Interest effective as of the Closing Date, including the endorsement of the Share Certificate, in order to permit to the Purchaser to obtain the recordings of the Purchaser itself in the Company shareholders’ ledger;

(d)	procure the Senior Banks to execute and deliver to the Purchaser and Robuschi the Senior Banks’ Release Letter in order to have, upon payment of the Outstanding Debt under the Facility Agreement, the immediate and full release of the Pledge, in accordance with all legal requirements and formalities over the Robuschi Interest;

(e)	cause a shareholders’ meeting of Robuschi to be validly held for the purpose of (1) appointing new directors and new statutory auditors in substitution of the directors and statutory auditors ceased from office, all in accordance with the Purchaser’s timely instructions (provided that such instructions will be given in accordance with the corporate governance rules applicable to the Investment Vehicle, if any) and (2) releasing and discharging, to the extent permitted under applicable law, the present and past directors and statutory auditors of such companies from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such companies up to the Closing Date except in case of willful misconduct (“dolo”) of such directors or auditors (it being understood that such undertaking shall in no manner be ever construed or interpreted as a limitation to the obligations of the Sellers hereunder, including their representations and warranties and the indemnification obligations under Article 11 below, whether or not they are or have been members of any board of Robuschi or of its Subsidiaries);

(f)	enter into the Escrow Agreement.

[*] Confidential Treatment Requested

7.4	Additional activities. Information and documents.

On Closing, the Parties (as applicable) shall perform any other action that is contemplated to take place at the Closing under this Agreement

The Sellers and the Purchaser will, on and after the Closing, cooperate with one another by providing any additional information, executing and delivering any additional document and/or instrument and doing any other thing as may be necessary for the Parties or their counsels to consummate or otherwise implement the transactions contemplated in this Agreement.

7.5	One Transaction.

All actions and transactions set forth in previous Section 7.2 and 7.3 shall be regarded as one and a single transaction so that, at the option of the Party having interest to the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

7.6	Transfer of Title.

Upon the occurrence of the Closing, in accordance with Sections 7.2 and 7.3 above, the Purchaser will acquire full ownership and good and marketable title to the Robuschi Interest as of the Closing Date, free and clear of the Pledge and any other encumbrance.

7.7	Transfer of title.

Upon occurrence of the Closing, the Purchaser will acquire title to Robuschi Interest as of the Closing Date and shall be entitled to all earnings pertaining thereto declared on or after the Closing Date as well as to any accrued earnings or other accrued equity reserves that were not distributed before the Closing Date.

8.	RELEASE OF DIRECTORS, STATUTORY AUDITORS AND ATTORNEYS.

8.1.	The Purchaser undertakes not to – and hereby waives the right to – initiate, and shall procure that the Company and the Subsidiaries and all its and their shareholders shall not initiate any action, suit, claim or litigation against the directors and/or statutory auditors of Robuschi and the Subsidiaries who will have resigned from office pursuant to this Agreement for the activity carried out up to the date of the effective replacement of their offices, except in case of willful misconduct (“dolo”) of such directors or statutory auditors (it being understood that such undertaking shall in no manner be ever construed or interpreted as a limitation to the obligations of the Sellers hereunder, including their representations and warranties and the indemnification obligations under Article 11 below, whether or not they are or have been members of any board of Robuschi or of its Subsidiaries).

[*] Confidential Treatment Requested

8.2.	Without prejudice to Section 8.1 above and to the extent permitted under applicable law, the Purchaser shall cause that no shareholders’ meeting of Robuschi and the Subsidiaries will resolve against the directors and statutory auditors of such companies any derivative action and/or action for claims arising from their holding of the offices as, respectively, directors and statutory auditors of such companies up to the date of the fully legally effective replacement of their office.

8.3.	The undertakings of the Purchaser set out in this Article 8 shall remain in full force and effect until such time when any claim against such directors and statutory auditors is barred by virtue of the expiration of the applicable statute of limitations.

8.4.	In the event of a transfer of Control occurs in Robuschi or any of the Subsidiaries before 30 April 2014, the Purchaser shall cause the relevant transferee, pursuant to section 1381 of the Code, to assume, mutatis mutandis, the same obligations set forth in this Article 8.

9.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

9.1	Representations and Warranties of the Sellers.

In lieu of any other representations or warranties however provided by law or otherwise, the Sellers [*] hereby make the following representations and warranties to the Purchaser, each of which shall be true and correct as provided for under Section 9.3.

9.1.1	Organization and Standing.

Robuschi is a company duly incorporated, validly existing and in good standing under the Italian law and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned. Robuschi is not subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure.

9.1.2	Authorization.

(a)	The Sellers have full power and authority to enter into this Agreement and other proceedings required to be taken by or on behalf of the Sellers themselves to enter into this Agreement and to carry out the transactions and perform all their obligations as contemplated hereby.

(b)	No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any governmental or public body or authority is required by the Sellers in connection with the execution and performance of this Agreement.

[*] Confidential Treatment Requested

9.1.3	No Conflict.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a)	conflict with, or result in the breach of, or constitute a default or trigger redemption, sale or preemptive rights of minority owners under, the articles of incorporation or the by-laws of Robuschi or any of its Subsidiaries or any resolutions adopted by their respective boards;

(b)	conflict with, or result in the breach of any judgment, decision, ruling, order, decree issued on or before the date hereof by any tribunal, court, panel or public authority in general, or give any Governmental Authority the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under any legal requirement or any order to which any of the Sellers or the Company or the Subsidiaries may be subject;

(c)	conflict with, or result in the breach of any of the terms or requirements of any permits or any governmental authorization, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any permits or any governmental authorization that is held by the Company or any of the Subsidiaries until the date hereof;

(d)	except as indicated in Schedule 9.1.3, conflict with, or result in the breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contractual arrangement to which the Company or any of the Subsidiaries are a party; or

(e)	result in the imposition or creation of any encumbrance upon or with respect to any of the assets of the Company or the Subsidiaries.

9.1.4	Ownership.

The Sellers own, and on Closing subject to the issue and delivery of the Sellers’ Banks’ Waiver Letter, shall own and shall have good and valid title to the Robuschi Interest, free and clear of any liens, pledges, encumbrances, options, charges or claims of any kind whatsoever, except as disclosed in Schedule 9.1.4.

Pursuant to the terms and conditions of this Agreement, at Closing the Purchaser will acquire, directly and indirectly, good and marketable title to the Robuschi Interest.

[*] Confidential Treatment Requested

9.1.5	By-laws and Capitalization.

(a)	Each Subsidiary is a company duly incorporated, validly existing and in good standing under applicable laws and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned. None of the Subsidiaries is subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure.

(b)	The by-laws of Robuschi and the Subsidiaries, as currently in force, are those resulting from the competent Companies’ Registers.

(c)	The authorized and paid-in capital of each of Robuschi and the Subsidiaries is that indicated in the premises of this Agreement and is properly resulting from the respective by-laws.

(d)	The quotas or shares representing the corporate capital of Robuschi and, except for Robuschi Benelux, of the Subsidiaries are fully subscribed and paid-in.

(e)	There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating Robuschi or any of the Subsidiaries, conditionally or otherwise, to issue or sell any new shares of capital stock, or any instrument convertible into or exchangeable for any share, or to repurchase or redeem any of its shares.

(f)	At Closing Robuschi shall own and have a good and valid title to the percentage of stock of each of the Subsidiaries as specified in Schedule c), free and clear of any liens, pledges, encumbrances, options, charges.

9.1.6	Accounting records.

The accounting records and books of the Company and of the Subsidiaries are and have been kept in compliance with the applicable laws and regulation and accurately reflect, in accordance with such laws and regulations and with the Accounting Principle (as the case may be), all transactions required to be recorded therein.

9.1.7	2010 Financial Statements.

The 2010 Financial Statements have been prepared and audited in accordance with the Accounting Principles to the extent relevant, applied on a basis consistent with the Accounting Principles used in the preparation of the relevant financial statements for the preceding financial years (unless otherwise disclosed in the notes to such financial statements) and, therefore, fairly present, in accordance with such principles and at the time of their preparation, in all material respects, the financial condition and results of Robuschi, provided that the Sellers do not make any representations and warranties on any valuation of fixed and intangible assets and relevant funds registered in 2010 Financial Statements.

[*] Confidential Treatment Requested

The Company or the Subsidiaries are not bound by, and have not issued any type of guarantee (whether personal or “in re”) to secure obligations of any Person other than the Company or the Subsidiaries. Except as disclosed in Schedule 9.1.7, as of the date hereof there are no guarantees issued by any Person other than the Company or the Subsidiaries in favor of the Company or the Subsidiaries or to guarantee any of their obligations other than those: (i) pursuant to contract with customers entered into the Ordinary Course of Business; (ii) disclosed in the 2010 Financial Statements.

9.1.8	Subsequent events.

Except as otherwise provided in other clauses of this Agreement and except as otherwise disclosed in Schedule 9.1.8, since the Reference Date to the date hereof, Robuschi and Subsidiaries have been properly conducted, without entering into any agreement, or incurring any obligation, liability or indebtedness or taking any other action which would exceed the Ordinary Course of Business. In particular, subject to the aforesaid exceptions, Robuschi and the Subsidiaries have not taken any of the actions and made any of the transactions contrary to the provisions of Section 6.1.

9.1.9	Real Estate Property.

Robuschi and the Subsidiaries do not own any real property and have the exclusive right to use as tenant or leaseholder the real property listed in Schedule 9.1.9.

All leases of real property entered by the Company and the Subsidiaries are those attached under Schedule 9.1.9 and such leases are valid, in full force and effect and both the lessors and the lessees there under have paid all rents and charges due and materially complied with all terms and conditions of such leases and no notice of violation relating to same has been threatened in writing to or received by the Company or the Subsidiaries.

No intervention for extraordinary maintenance in the real property used by the Company and the Subsidiaries is pending.

The Company and the Subsidiaries, in their capacity as lessees, are in compliance with the planning or zoning or other applicable legislation and regulations, including any judicial or administrative order or decree, in relation to the properties which are used by them and no written notice of violation has been threatened to or received by, nor threatened in writing or sent by, the Company or the Subsidiaries.

Except as otherwise disclosed in Schedule 9.1.9 (B), all the lease agreements listed in Schedule 9.1.9 (and relevant amendments) have been duly registered to the extent required, and are enforceable vis-à-vis third parties.

[*] Confidential Treatment Requested

9.1.10	Equity holdings.

Except as otherwise disclosed in other provisions or Schedules of this Agreement, the Company does not own and has not owned in the past 5 years, directly or indirectly (including through the Subsidiaries), any interest or investment in any corporation, partnership, joint venture, associations or consortium or other entity other than the Subsidiaries.

The purchase price for the interest of Robuschi in Gieffe System acquired by Robuschi in 2008 has been paid in full and neither Robuschi nor any of the Subsidiaries will incur in any additional debt or obligation in such respect.

9.1.11	Assets.

Except as otherwise provided in the document attached hereto as Schedule 9.1.11 hereof or in other clauses of or Schedules to this Agreement: (i) Robuschi and the Subsidiaries have full, unconditional, exclusive, good, marketable and insurable title to the assets shown in the 2010 Financial Statements or acquired by them after the Reference Date or in the case of leased assets, valid leasehold interest in, the applicable assets; (ii) such title and leasehold interests are not subject to any material limitation, pledge, mortgage, industrial privilege, lien, encumbrance, charge or right whatsoever for the benefit of third parties, except as set forth in the 2010 Financial Statements or in other provisions or Schedules of this Agreement.

The inventories of the Company as reflected in the 2010 Financial Statements and those provided or acquired after the Reference Date consist of products of a quality and quantity consistent with past practices in the Ordinary Course of Business. The value of such inventories is accounted for in the 2010 Financial Statements and reflects valuation criteria that are consistent with the Accounting Principles. The value of such inventories as reflected in the 2010 Financial Statements, net of the appropriate reserves as reflected therein, does not exceed the lower of the cost (as determined in accordance with the Accounting Principles) or market value.

All the receivables of the Company and of the Subsidiaries as reflected in 2010 Financial Statements represent valid obligations arising out of sales actually made or services actually rendered in the Ordinary Course of Business.

9.1.12	Industrial Property rights.

(a)	Robuschi and the Subsidiaries are the exclusive owners or are licensed to use patents, patents applications, trademarks, trademarks application, designs or copyrights, know-how, trade secrets and other industrial property rights and all computer software data base and related documentation listed in Schedule 9.1.12. In particular, Schedule 9.1.12 indicates:

i.	the Industrial Property Rights owned by the Company or the Subsidiaries, with indication, for each of them, of (a) covered jurisdictions and (b) date of registration and the expiration date of the relevant Industrial Property Right;

[*] Confidential Treatment Requested

ii.	all licenses relating to Industrial Property Rights granted by the Company or the Subsidiaries to third parties (including Sellers or their Affiliates), if any, with indication, for each of them, of (a) licensed rights, (b) covered jurisdictions, (c) exclusivity/non exclusivity and (d) date of the relevant termination date;

iii.	all licenses relating to Industrial Property Rights held by the Company or the Subsidiaries as licensee of third parties (including Sellers or their Affiliates) (other than licenses relating to standard office software), with indication, for each of them, of (a) licensed rights (b) covered jurisdictions, (c) exclusivity/non exclusivity and (d) date of the relevant termination date.

(b)	Except as otherwise provided in Schedule 9.1.12 or in other provisions or Schedules of this Agreement: (i) to the Sellers’ Knowledge, no entity is interfering with or infringing, and no entity has misappropriated any Industrial Property Rights; (ii) to the Sellers’ Knowledge, none of the Industrial Property Rights infringes upon, is in misappropriation of or otherwise conflicts with any patent, patent application, trademarks, trademarks application, designs or copyrights, know-how, trade secrets and other industrial property rights of any third party; and (iii) the Company or the Subsidiaries have not received any written communication regarding any current infringement (a) by the Company regarding Industrial Property Rights owned by third parties or (b) by third parties regarding the Industrial Property Rights owned by the Company.

(c)	All required formalities and all fees and duties related to any application or registration related to the Industrial Property Rights have been duly and timely complied with and paid in order to prevent – to the extent permitted under applicable laws—forfeiture, waiver, termination or expiration of any term related to such application and/or registration.

(d)	None of the employees or consultants or independent contractors working for the Company or the Subsidiaries in relation to any R&D or other creative activity is entitled to any Industrial Property Rights (except for “moral rights”) over any invention or other result of their activities for the Company or the Subsidiaries or have validly assigned all such rights in advance to the Company or the Subsidiaries under the relevant contracts and the relevant consideration has been paid or duly and fully provided for in the relevant accounts.

9.1.13	Taxes.

Except as otherwise disclosed in Schedule 9.1.13 or in other provisions or Schedules of this Agreement:

[*] Confidential Treatment Requested

(a)	The Company and the Subsidiaries have fully complied and fully comply with all applicable Tax laws and regulations, including but not limited to the arms’ length standard under applicable transfer pricing regulations. All Tax Returns required to be filed with a Tax Authority with respect to any Tax Period Before Closing Date by or on behalf of Robuschi or its Subsidiaries were filed when due and in accordance with the applicable laws and regulations.

(b)	Robuschi and its Subsidiaries have timely paid (if required by applicable law) all Taxes shown as payable on any valid and enforceable Tax assessment notice issued by the Tax Authority or on a Tax Return filed by it with any Tax Authority or have withheld, or (as the case may be) have made full provisions in their accounts for, all Taxes required to be withheld or to be paid in accordance with applicable laws and regulations.

(c)	Robuschi and its Subsidiaries are not involved in any Tax audit or investigation (other than regular request of information by any competent Tax Authority in the Ordinary Course of Business) relating to any Tax Period Before Closing Date;

(d)	no Tax claims are pending and no notice of any such claim has been received against Robuschi or the Subsidiaries prior to or as of the date of this Agreement in respect of any Taxes for which Robuschi or the Subsidiaries are liable, nor has any deficiency or claim for any such Taxes been assessed or asserted;

(e)	the Company and its Subsidiaries have never applied for any group consolidated tax and/or VAT regimes, and have never purchased from nor assigned to any other company any tax credits, except as otherwise disclosed in Schedule 9.1.13 or in other provisions or Schedules of this Agreement.

9.1.14	Employees.

(a)	The personnel employed by each of Robuschi and the Subsidiaries as of the date hereof (collectively, the “Employees”), is listed in Schedule 9.1.14. All Employees are regularly recorded in the appropriate books of the relevant company, all in accordance with applicable laws and regulations. Except as indicated in Schedule 9.1.14 or in other provisions or Schedules of this Agreement, all Employees have been validly employed in accordance with applicable laws and applicable collective agreements. The Employees are the only employees of the Company and the Subsidiaries. Only the following collective agreements apply to the Employees of the Company: National Collective Agreements of the Metalworkers Sector, National Collective Agreements for the Executive of the Industrial Sector and collective agreement “at company level” entered on 29 September 2008.

[*] Confidential Treatment Requested

(b)	The Company and the Subsidiaries have complied with and are in compliance with all laws and regulations relating to employment, labor and the workplace, including laws relating to wages and classification levels for Employees, hours, overtime, immigration, withholding, unemployment compensation, Employees compensation (including compensation for any inventive activity performed by the Employees), hiring of disabled persons, use of fix term or partial term employees, social security contributions, contracts for a work/services (“appalti”), safety at work and employee privacy.

(c)	The Company or the Subsidiaries are not bound by any enforceable administrative or judicial decision pursuant to which they are obligated to hire, for a definite or indefinite period of time, personnel and/or to reinstate in their position terminated personnel previously employed or increase the Employees’ compensations.

(d)	A list and summary description of all plans, funds, programs, policies or commitments that provide any welfare, pension, incentive, stock options, or other benefit to the Employees in addition to those strictly required by the applicable mandatory provisions of the labor legislation or applicable collective labor contracts is set forth in Schedule 9.1.14 (“Benefit Plans”).

(e)	The amount shown on the 2010 Financial Accounts for the staff leaving indemnities represent the full amount which the Company and the Subsidiaries will be required to pay to their Employees for all periods through the Reference Date, to cover termination pay upon cessation of the employment relationship up to Reference Date. Except as indicated in Schedule 9.1.14 or in other provisions or Schedules of this Agreement, none of the directors or employees of the Company or the Subsidiaries have been granted any special termination pay or other termination benefit in excess of what is provided by law and applicable collective agreements. Except as indicated in Schedule 9.1.14 or in other provisions or Schedules of this Agreement, and except as set forth under applicable collective agreements, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer or employee of the Company or any of the Subsidiaries to any material severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such current or former director, officer or employee.

(f)	(i) Robuschi and the Subsidiaries have made all filings and taken all actions required to be made or taken in respect of the Employees under applicable social security, labor and welfare laws and regulations, and (ii) all social security and welfare charges due under such laws and regulations in respect of such Employees have been fully paid or adequately reserved for.

[*] Confidential Treatment Requested

(g)	Except as set forth in Schedule 9.1.14 or in other provisions or Schedules of this Agreement, as of the date hereof, no allegation, charge or complaint of age, disability, sex or race discrimination or similar charge has been made or threatened in writing against Robuschi or the Subsidiaries.

9.1.15	Agents.

(a)	Schedule 9.1.15 hereto contains a complete list of the agents of Robuschi and the Subsidiaries as of the date hereof (the “Agents”). There are no Persons other than the Agents who have relationships with Robuschi or the Subsidiaries which would qualify such Persons as an agent of Robuschi or the Subsidiaries under applicable laws. All social security and other compulsory contributions due with respect to the Agents have always been regularly paid by Robuschi or the Subsidiaries and the severance indemnity and other indemnities due to the Agents have been regularly set aside and are properly entered in the 2010 Financial Statements in accordance with Accounting Principles. All the contracts with the Agents are in full compliance with all applicable laws and regulations according to their terms and conditions and none of the parties thereto are in any material breach of any of their obligations there under.

9.1.16	Litigation and Claims.

(a)	Except as otherwise disclosed in Schedule 9.1.16 or in other provisions or Schedules of this Agreement, none of Robuschi or the Subsidiaries is a party as defendant to any pending litigation or written claim having an indefinite value or a value individually in excess of [*], whether before the ordinary courts or before administrative or other courts or arbitrators either in their own jurisdiction or abroad, and there are no judgments, decrees or orders binding the Company or the Subsidiaries in respect of, or the effect of which, is to prohibit any business practice which is material to the business of the Company or the Subsidiaries or the transactions contemplated by this Agreement;

(b)	Except as otherwise disclosed in Schedule 9.1.16 or in other provisions or Schedules of this Agreement, there are no claim, suit, action (whether by individuals, unions, social security or any other governmental agencies) made or threatened in writing related to labor matters pending against the Company of the Subsidiaries;

(c)	The legal dispute against Robuschi France identified in Schedule 9.1.16 is, to the Sellers’ Knowledge, groundless against Robuschi France.

9.1.17	Contracts.

Except as otherwise disclosed in Schedule 9.1.17 or in other provisions or Schedules of this Agreement, Robuschi and the Subsidiaries are not a party to any:

[*] Confidential Treatment Requested

(a)	agreements with the Sellers or with any Affiliates of the Sellers (other than Robuschi or other Subsidiaries);

(b)	agreements not entered into in the Ordinary Course of Business and that involves expenditures of any of Robuschi or the Subsidiary individually in excess of [*] or not entered into in the Ordinary Course of Business and having a duration in excess of [*];

(c)	agreement not entered into in the Ordinary Course of Business and that relates to the acquisition of any assets for a consideration greater than [*];

(d)	agreements containing a change of control clause, i.e. any provision triggering termination or any new or different obligation of the Company or the Subsidiaries upon the changing of control over their capital

(e)	any non compete commitments binding the Company or the Subsidiaries.

9.1.18	Insurance.

(a)	Robuschi and the Subsidiaries maintain the insurance policies set out in Schedule 9.1.18. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

(b)	No claim is outstanding with the relevant insurance company in connection with any such policies and there are no circumstances that, to the Sellers’ Knowledge, are reasonably likely to give rise to such a claim.

9.1.19	Permits.

(a)	Except as disclosed under Schedule 9.1.19 hereto or in other clauses of or Schedules to this Agreement, to Sellers’ Knowledge, the Company and the Subsidiaries have:

i.	all licenses and permits and other governmental authorizations which a failure to obtain any of them, individually or in the aggregate, is or could reasonably be expected to have a material adverse effect on the Company or on the Subsidiaries’ assets, properties or business;

ii.	all of such licenses and permits are in full force and effect and shall remain in full force and effect until Closing and all applications necessary for their renewal have been or will be promptly filed, and;

iii.	no violation exists and no event has occurred in respect of any such license or permit which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company or on the Subsidiaries’ assets, properties or business.

[*] Confidential Treatment Requested

9.1.20	Environmental Matters.

Except as otherwise specifically indicated in the document attached hereto as Schedule 9.1.20 or in other clauses of or Schedules to this Agreement:

(a)	the Company and the Subsidiaries are not in any material violation under any Environmental Laws which could reasonably be expected to have a material adverse effect on the Company or on the Subsidiaries’ assets, properties or business taken as a whole and hold all the environmental authorizations required there under in order to conduct their business as it has been conducted until now;

(b)	no properties operated by the Company or its Subsidiary suffer from any Environmental Contamination and, except as otherwise disclosed in Schedule 9.1.20 or in other provisions or Schedules of this Agreement, in such properties there are no tanks underground containing Hazardous Material;

(c)	as of the date hereof, the Company or the Subsidiaries have not received any pending summons, citation or written notice from any Person concerning any material violation or alleged material violation of Environmental Laws in connection with the conduct of their business or that, regardless of the source of the contamination, imposes on the Company or the Subsidiaries, under Environmental Laws as enforced against them, any clearance or other remedy obligation.

9.1.21	Products.

Except as disclosed under Schedule 9.1.21 or in other provisions or Schedules of this Agreement, there is no pending written claim or written demand from any third party against Robuschi or the Subsidiaries requesting the payment of indemnities individually in excess of [*] with respect to any product manufactured or sold by Robuschi or the Subsidiaries.

The products sold by the Company and the Subsidiaries meet all of the requirements imposed by applicable law, and have received all applicable approvals (if any) required for their manufacturing and sale where they are manufactured and sold. Except as disclosed under Schedule 9.1.21, to the Sellers’ Knowledge, neither the Company nor the Subsidiaries have received any written claims or series of related written claims alleging that the products sold by them were defective and caused or contributed to the causation of personal injuries.

Since January 31, 2007, there has never been any product recalls with respect to products manufactured or sold by the Company or the Subsidiaries. There are no facts or circumstances which—to the Sellers’ Knowledge—would reasonably be expected to result in a product recall campaign.

[*] Confidential Treatment Requested

9.1.22	Anticorruption.

(a)	None of the Company, its Subsidiaries, their respective directors, officers, employees, nor, to the Sellers’ Knowledge, their respective Affiliates has made or received any payment, gift, rebate, payoff or similar or taken any other action which is in contravention of any anti-bribery or other anticorruption law to which the Company or any Subsidiary is subject.

(b)	The Company has adopted an organizational model pursuant to Italian d.lgs. 231/2001.

(c)	Except as set forth on Schedule 9.1.22, none of the Sellers, any of the Robuschi or other Group companies nor, to the Sellers’ Knowledge, any of their respective Affiliate, directors, officers, employees has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money or anything of value to any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof, any candidate for political office or any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons (collectively, “Government Officials”) for the purpose of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity.

(d)	Except as set forth on Schedule 9.1.22, since January 31, 2007, (i) none of the Group companies has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable anticorruption laws and (ii) no Governmental Authority has initiated, or threatened in writing to initiate, a proceeding (whether civil, criminal, administrative, judicial or investigative) against the Sellers or any of the Group companies, or any of their respective, directors, officers, employees asserting that any such Person is not in compliance with the applicable anticorruption law.

9.1.23	Trade

Except as set forth on Schedule 9.1.23 or in other provisions or Schedules of this Agreement, none of the Group companies has at any time since January 1, 2011, engaged in the sale, purchase, import, export, reexport or transfer of products or services, either directly or indirectly, to or from Burma, Cuba, Iran, Libya, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of any franchise, license, management or other dealings with any Person in any Certain Nation or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person in any Certain Nation.

[*] Confidential Treatment Requested

9.1.24	No Brokers

Except as disclosed under Schedule 9.1.24, the Sellers have not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which could be validly claimed from the Company or any other member of the Group.

9.2	No other representations and warranties.

The Sellers make to the Purchaser exclusively the representations and warranties set forth in this Agreement.

9.3	Accuracy.

The representations and warranties of the Sellers contained in Section 9.1 are true and correct as of [*].

10.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby makes the following representations and warranties to the Sellers.

10.1	Organization and Standing.

(a)	The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

(b)	The Purchaser is not insolvent, has not been declared bankrupt, is not subject to any insolvency procedures, has not applied for admission to any insolvency procedures, nor has any such application been filed or threatened in writing by any third party, and is not in a position which could prevent or adversely affect the pursuit of the corporate purpose of Robuschi and the Subsidiaries or the operation of their business as presently conducted.

10.2	Authorization.

(a)	The Purchaser has full and undisputed title and power to enter into this Agreement and to carry out the transactions contemplated hereby.

(b)	No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any governmental or public body or authority is required of the Purchaser in connection with the execution and performance of this Agreement.

10.3	No Conflict.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, the articles of incorporation or the by-laws of the Purchaser.

[*] Confidential Treatment Requested

11.	INDEMNIFICATION BY THE SELLERS.

11.1	Undertaking of the Sellers.

Subject to the provisions of Sections 11.2, 11.3 and 11.4, the Sellers shall indemnify and hold the Purchaser harmless in respect of:

a)	any liabilities of Robuschi or any of the Subsidiaries existing at the Reference Date or arising out of any act, omission, transaction of Robuschi or any of the Subsidiaries occurred or entered into prior to the Reference Date or any state or fact existing prior to such date which under the Accounting Principles should have been reflected in the 2010 Financial Statement and was not so reflected, to the extent such liability is not specifically disclosed in the Schedules to this Agreement;

b)	any shortfall (insussitenza di attivo) in the assets of Robuschi or the Subsidiaries reflected in the 2010 Financial Statement, net of any applicable reserves (fondo) as reflected therein other than deficiencies arising from any circumstances or state of fact specifically disclosed in the Schedules of this Agreement and provided, however, that for the purpose of this Agreement the shortfall (insussistenza di attivo) shall be construed so as to only encompass bad title to, or physical shortfall of assets;

c)	any cost or damages incurred or suffered by Robuschi or any of the Subsidiaries which would have not been so incurred or suffered had the representations and warranties of the Sellers contained in Article 9 been true and correct, to the extent that such costs and damages are not indemnified under letters a) and b) preceding and in any event subject to section 1227, second paragraph, of the Code;

d)	any cost or damage incurred or suffered directly by the Purchaser as a result of the breach of any representations and warranties, covenants and/or obligations of the Sellers contained in Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.4, to the extent that such costs and damages are not or cannot be indemnified under letters a), b) and c) preceding and in any event subject to section 1227, second paragraph, of the Code;

e)	any cost or damage deriving from any breach of the Sellers’ obligations hereunder, including all the obligations to be performed by them in the Interim Period and the non compete and non solicitation obligations under Sections 13.1 and 13.2, respectively.

[*] Confidential Treatment Requested

11.2	No Other Remedy.

The Parties expressly agree that, except as provided in Article 5, the rights and remedies provided in Section 11.1 shall be in lieu of any and all other right or remedy of the Purchaser, provided by law or otherwise, however arising in connection with any breach of the representations and warranties, covenants and/or obligations of the Sellers contained in this Agreement. In particular, but without limitation to the generality of the foregoing, no breach or inaccuracy of any representations or warranties of the Sellers contained in this Agreement will give rise to any right on the part of the Purchaser to rescind or terminate this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement will limit the remedies provided for by applicable laws for fraud or willful misconduct.

11.3	Exclusions and Limitations.

11.3.1	Exclusions.

The Sellers shall not be responsible under Section 11.1:

(a)	in respect of any actual or alleged breach:

i.	of the representations and warranties referred to therein (other than representations and warranties referred to at point ii. below) which is notified to the Sellers later than [*] following the Closing Date; or

ii.	of the representations and warranties set forth in Subsections 9.1.13 (Taxes) and 9.1.14 (Employees) which is notified to the Sellers later than [*];

it being, however, understood that the Sellers’ obligations under Section 11.1 shall survive the expiration of the time limits provided under points i. and ii. above in respect of any actual or alleged breach of the representations or warranties of the Sellers referred to therein which prior to the expiry of the relevant term above constituted the subject matter of a claim according to Section 11.4 and that if an arbitration proceeding under Article 15 hereof or a judicial dispute having such alleged breach as subject matter is started no later than [*] after the expiration of such relevant term;

(b)	if the Purchaser has not given the Sellers first the opportunity to remedy the breach within a reasonable period of time after such breach was notified to the Sellers by the Purchaser as set forth by the Agreement;

(c)	to the extent the liability for which indemnification is sought may be attributed to any changes in accounting methods, modifications of the scope of coverage of the insurance policies of Robuschi and the Subsidiaries or changes of other policies of Robuschi and the Subsidiaries after the date of this Agreement;

[*] Confidential Treatment Requested

(d)	in connection with any facts or matters which are disclosed in the Schedules to this Agreement specifically against relevant representations and warranties (including, for the avoidance of doubt, any of its Schedules);

(e)	to the extent the relevant liability has already been accounted for in the Effective Date Financial Debt and in the Effective Date Working Capital for the purposes of determining the Provisional Purchase Price or the Balance;

(f)	to the extent the Purchaser or any of Robuschi and the Subsidiaries had not, upon learning of the situation giving rise or likely to give rise to a liability, used, or as concerns the Purchaser, caused Robuschi and the Subsidiaries to use, all reasonable effort to prevent, mitigate and recover (as the case may be) the corresponding liability pursuant to section 1227 of the Code;

(g)	in respect of any cost or expense arising from any matter relating to the pollution, contamination or protection of the environment which constitutes a breach of the representations and warranties of the Sellers set forth under Subsection 9.1.20 to the extent that:

i.	such costs or expense relate to routine maintenance or clean-up operations in the Ordinary Course of Business or to investigation measures;

ii.	such costs or expense can be recovered vis-a-vis a Persons other than the Sellers (and a claim shall be brought against the Sellers only after all other actions of the Company against any other Person have been properly filed, conducted and consummated);

iii.	such costs or expense arise in the context of (i) a sale or lease of the property (or the relevant portion thereof) to any Person, (ii) a shut-down of a plant (or a portion thereof), (iii) a change of use or construction (other than normal repairs in the Ordinary Course of Business), (iv) an investigation on the property (except as required under mandatory law or imposed by a final and binding or enforceable order of the competent authority), or (v) any action of Purchaser or any of its Affiliates or the Company outside the Ordinary Course of Business, in each case after Closing, which has or may reasonably have given rise to, or resulted in, or increased, such costs or expenses.

(h)	in respect of any contingent or potential liability of Robuschi and the Subsidiaries, unless and until such liability has become actual and has been paid for by Robuschi or the Subsidiaries or has become the subject matter of a final and uncontestable (judicial or arbitration) award;

(i)	in respect of any indirect loss, consequential loss, loss of profits (“lucro cessante”) or punitive damages whatsoever;

[*] Confidential Treatment Requested

11.3.2	Deductions.

(a)	Subject to the provisions set forth in Subsection 11.3.1 above, the amount of all indemnities payable by the Sellers to the Purchaser pursuant to Section 11.1, shall be further reduced by:

i.	the amount of any actual net quantifiable decrease of any Tax that accrues to the Purchaser or any of its Affiliates (including any Group company) for which such party would otherwise have been accountable or liable to be assessed as a result any matter, fact or circumstance giving rise to such indemnification obligation;

ii.	any reserve (fondo) recorded in the 2010 Financial Statements relating to the event giving rise to indemnification;

iii.	the amount of any payment from third parties (whether insurance companies or otherwise) that any of Robuschi or the Subsidiaries has received or is entitled in writing to receive in connection with the event giving rise to indemnification, it being understood that any payment made by any such third party which has previously been indemnified by the Sellers pursuant to the provisions hereof shall be promptly reimbursed to the Sellers up to the maximum of the amount paid by them to Robuschi or the Subsidiaries;

iv.	the amount of any Understated Asset.

(b)	In no event the deductions set forth above will imply a duplication of payment(s) due by the Purchaser to the Sellers according to this Agreement.

11.3.3	Limitations.

Subject to the provisions set forth in Subsections 11.3.1 and 11.3.2 above, the amount payable by the Sellers to the Purchaser pursuant Section 11.1 shall also be subject to the following limitations:

(a)	in the case of any Tax assessment that only results in the shifting of the Tax burden from one fiscal year to another or in the shifting of the Tax burden from one or more taxing jurisdictions to another one or more taxing jurisdictions, any indemnification relating thereto shall be limited to the actual net and final cash cost thereof to Robuschi or the Subsidiaries;

(b)	any indemnification due by the Sellers according to this Agreement shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in the negotiation and/or settlement of the Price;

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(c)	in the case the Sellers have indemnified the Purchaser for a damage, cost, loss, expense or liability suffered or incurred by any of Robuschi or the Subsidiaries the correspondent damage suffered by the Purchaser or by its controlling company because of the diminished value of the participation will not constitute a loss to be indemnified;

(d)	in the event that the same circumstance constitutes a breach of different representations and warranties, such circumstance will only be deemed as a breach of the representation and/or warranty which is more relevant to it;

(e)	in no event there will be a duplication of indemnification with respect to a breach of any of the representations and warranties made in this Agreement.

Anything to the contrary in this Agreement notwithstanding, the liability of the Sellers under Section 11.1 shall be, subject to the provisions of Sections 11.2, 11.3 and 11.4, limited to any direct damage (“danno emergente”) incurred or suffered by the Company or (without duplication) by the Subsidiaries or by the Purchaser. The Sellers will not indemnify any indirect loss, loss of profits (“lucro cessante”) or punitive damages whatsoever, nor they will indemnify any other damage to Purchaser arising out of or connected to the actual or alleged loss of value of the Robuschi Interest or of the Group based on any profitability multiple or on any other different valuation method, directly or indirectly, taken into account by the Purchaser or by its shareholders for the purpose of determining the value of the Robuschi Interest or the Group.

11.3.4	Monetary thresholds.

Subject to the provisions set forth in Subsections 11.3.1, 11.3.2 and 11.3.3 above, the Sellers will not be liable:

(a)	if the amount due in connection with any single occurrence giving rise to liability pursuant thereto does not exceed [*] (the “De Minimis”);

(b)	until the aggregate of all amounts that would otherwise be due exceeds [*] (the “Floor”), it being understood that any occurrence which is of a value lower than the amount set forth in letter (a) preceding will not be taken into account for the purposes of calculating the Floor and provided further that if the Floor is exceeded, the Sellers’s liability will be limited to the excess;

(c)	in any event, and subject to above, the Sellers’s maximum aggregate liability (the “Cap”) under Section 11.1 (and subject to Section 11.3) shall be limited to [*], irrespective of whatever breach of the Sellers and/or of whatever amount of damage suffered by the Purchaser;

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(d)	anything to the above notwithstanding, the Sellers’s maximum aggregate liability in respect of the losses or damages incurred or suffered by the Purchaser as a result of the breach of the representations and warranties set out in Subsection 9.1.4 shall be limited to an amount corresponding to [*];

Notwithstanding anything herein to the contrary, nothing in this Agreement will limit the remedies provided for by the Code for fraud or willful misconduct.

11.4	Handling of Claims.

If any event occurs which could give rise to the Sellers’s liability under Section 11.1 in respect of any representations and warranties contained herein, the following provisions shall apply.

11.4.1	Purchaser Claims.

(a)	As promptly as possible after the Purchaser first becomes aware of any event in respect of which the Sellers may be liable under Section 11.1, the Purchaser will give prompt written notice to the Sellers of such event, will provide all reasonable particulars thereof and will specify all amounts the payment of which is requested by Purchaser in connection therewith provided that any failure or delay in giving such notice shall not relieve the Sellers of their obligations under Section 11.1, except to the extent the Sellers are prejudiced as a result of the failure or delay to receive such notice.

(b)	Sellers shall promptly review the matter and answer within reasonable short time (but in any event no later than 20 (twenty) Business Days) after receipt of such notice, it being understood that failure to answer shall be considered as a notice of disagreement by Sellers.

(c)	For a period of 50 (fifty) Business Days following such notice, the Parties will attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of a Purchaser’s notice. If, at the end of such period, the Sellers and the Purchaser fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration pursuant to Article 15 hereof.

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11.4.2	Third parties’ Claims.

(a)	Following the Closing, the Purchaser shall control the defense of any claim, action, suit or proceeding asserted or initiated against Robuschi or the Subsidiaries by third parties. The Sellers may, at their sole cost and expense, participate, with counsel of their choosing, reasonably satisfactory to the Purchaser, in the defense of any claim, action, suit or proceeding asserted or initiated against Robuschi or the Subsidiaries constituting the subject matter of a notice to the Sellers of the kind referred to under Subsection 11.4.1 preceding. In such case the Purchaser’s counsel will consult with the Sellers’ counsel in relation to the strategy for the defense and they will cooperate in good faith to the defense of such claim, action, suit or proceeding;

(b)	without prejudice to letter (a) preceding, the Purchaser shall properly and diligently defend, and shall cause Robuschi or the Subsidiaries to properly and diligently defend, any claim, suit, action or proceeding of the kind referred to under letter a) preceding and shall refrain, and shall cause Robuschi or the Subsidiaries to refrain, from taking any action which could prejudice the defense of the Sellers’s interest hereunder, with no prejudice in any event for the right of the Purchaser, Robuschi or the Subsidiaries to take any action necessary in order to prevent or minimize any prejudice to them;

(c)	without prejudice to letters a) and b) preceding, the Purchaser or Robuschi or the Subsidiaries (as the case may be) shall not make or accept any settlement of any claim, action, suit or proceeding of the kind referred to under letter b) preceding, nor shall make acquiescence thereto or, as the case may be, to any demand, assessment, judgment or order constituting the subject matter of a notice to the Sellers of the kind referred to under letter a) preceding or, as the case may be, having resulted from any such claim, action, suit or proceeding, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed;

(d)	if a firm offer is made to Robuschi or the Subsidiaries or to the Purchaser to settle any matter giving rise to the Sellers’s liability under this Article 11 which the Sellers, but not the Purchaser, are willing to accept, the Purchaser and/or Robuschi or the Subsidiaries (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation, at its own expense, but the Sellers’s liability under Section 11.1 shall be limited to the amount of the proposed settlement.

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11.5	Amnesty.

In the event that – at any time between the Closing Date and the date upon which the liability of the Sellers for Taxes or social security matters shall expire pursuant to Subsection 11.3.1(a)—any law, regulation, order or decree should be enacted in Italy having as an effect the right to settle, in whole or in part, Tax and/or social security obligations of the Company or the Subsidiaries (or any of them) covered by the Sellers’ indemnity obligation hereunder (any such law, regulation, order or decree is hereinafter referred to as an “Amnesty” and it will, in particular – but without limitation—refer to what is commonly known as “condono” in Italian Tax law and politics), the following provisions shall apply :

(a)	the Sellers shall have the right (but not the duty) to request the Purchaser that Robuschi avail itself of the Amnesty. Where the Sellers communicate that they consider making such a request, the Purchaser shall cause Robuschi to deliver all information to the Sellers that is reasonably needed to make a fully informed decision about making the above-mentioned request;

(b)	the Purchaser shall have the right to determine, in its sole discretion (irrespective of any request of the Sellers under letter (a) preceding), whether or not Robuschi should avail itself of the Amnesty;

(c)	if the Purchaser elects to proceed with an Amnesty without the prior written agreement or written request of the Sellers, all costs and expenses of such Amnesty shall be borne by the Purchaser or by Robuschi, without recourse against the Sellers hereunder;

(d)	if the Purchaser elects to proceed with an Amnesty in written agreement with the Sellers or pursuant to the Sellers’ request hereunder, all costs and expenses of such Amnesty (including any costs, expenses or increase in tax liabilities incurred by the Robuschi Group or the Purchaser after the Closing Date) shall be borne by the Sellers;

(e)	if the Purchaser elects not to proceed with an Amnesty notwithstanding the Sellers’ request pursuant to letter (a) preceding, it shall be free to do so, but the Sellers’ liability under Section 11.1 in respect of the matter constituting the subject of such Amnesty shall be limited to the amount that would have been paid by the Sellers pursuant to letter (d) preceding had the Purchaser elected to proceed with the Amnesty in accordance with the Sellers request.

11.6	Severability.

Any payment required to be made by the Sellers under this Article 11 shall be divided among the Sellers according the Relevant Percentage.

For the purpose of this Agreement “Relevant Percentage” means, in respect of each Seller:

(a)	until the Sellers have communicated to the Purchaser the Schedule 3.5 pursuant to Section 3.2, the following percentages:

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[*]

(b)	upon delivery of Schedule 3.5 pursuant to Section 3.2, the percentages of allocation of Price set forth in such Schedule 3.5 provided that, however, such percentages shall not differ from those set forth under Subsection 11.6 (a) for more than 2% (two per cent);

(c)	after determination and (if any) payment of the Balance, the percentage equal to the ratio between: (i) the portion of Price paid to the Seller and (ii) the entire amount of the Price.

Each of the Sellers shall be liable vis-à-vis the Purchaser for any payment under this Article 11 [*] with other Sellers.

12.	ESCROW

12.1	Purpose.

(a) In accordance with the Escrow Agreement and except for any payment of the Balance, any payments due by the Sellers to the Purchaser pursuant to the indemnification obligations of the Sellers under Section 11.1 shall be paid out of the Escrow Amount. Purchaser shall therefore be entitled to make a claim against the Escrow Amount according to the Escrow Agreement and pursuant to the terms and conditions stipulated therein, provided that any payment due by Sellers in connection with the indemnification obligation under this Agreement up to the Escrow Amount (or the lower amount from time to time existing in the Escrow Agreement) shall only be paid out of the Escrow Amount by the Escrow Agent according to the Escrow Agreement.

(b) To the extent that there are not sufficient funds held in escrow pursuant to the Escrow Agreement to satisfy the Purchaser’s claim, the Purchaser may pursue any other rights or means it may have in order to enforce its indemnification rights provided for under this Agreement, it being understood that the Escrow Amount does not limit the indemnification obligation of the Sellers under this Agreement.

(c) The Other Shareholders hereby grant the Sellers’ Representatives with all powers to carry out any action, and to grant any consent or waiver for and on their behalf for the purposes of the Escrow Agreement; in particular, without limitation, the Other Shareholders grant the Sellers’ Representatives with all powers necessary to agree with the Purchaser in connection with any claim under Section 11.1 and to instruct the Escrow Agent to pay, out of the Escrow Amount, indemnification obligations of the Sellers pursuant to Section 11.1.

(d) The Escrow Amount shall be released to the Sellers in accordance with the terms of the Escrow Agreement.

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12.2	Switching upon Balance.

After determination and (if any) payment of the Balance, the Purchaser and the Sellers shall provide the Escrow Agent, in a timely manner, with jointly written instructions to procure that—by means of appropriate switches of funds between the Escrow Accounts (as defined under the Escrow Agreement) – each Seller contributes to the Escrow Amount in the Relevant Percentage pursuant to Subsection 11.6(c).

13.	OTHER COVENANTS OF THE PARTIES.

13.1	Non-competition.

Except as otherwise agreed by the Parties, or by some of them, in separate specific agreements, each Seller other than Aksia (each a “Specified Seller”), severally (and not jointly) undertakes that it will not individually or with other Persons—for a period of [*] from the Closing Date—engage or participate, directly or indirectly, in any jurisdiction where Robuschi or its Subsidiaries currently has, currently plans to have, or has had in the last 3 (three) years, sales and/or operations, including the territories listed in the first part of Schedule 13.1 attached hereto, in any of the activities listed in the second part of Schedule 13.1 (the “Competing Activities”). As a result of the above, each Specified Seller shall not:

(a)	purchase or hold, directly or indirectly, any participation in companies or businesses, engaged in the Competing Activities;

(b)	work as employee, advisor, manager, consultant or agent for any Person engaged in the Competing Activities.

13.2	Key Employees—Non Solicitation

Each Seller undertakes not to hire, entice away the Employees or otherwise solicit, or persuade any of such Employees to terminate their employment relationship with the Company, for a period of [*] from the Closing Date.

13.3	Confidentiality.

13.3.1	No disclosure

The Parties hereby agree and covenant that, for a period of [*] after the Closing Date, they shall keep confidential any information relating to the performances and operations of the Sellers, the Purchaser, Robuschi and the Subsidiaries.

13.3.2	Exceptions

Subsection 13.3.1 shall not prohibit disclosure or use of any information if and to the extent:

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(a)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any Party (or any other company belonging to the same group as a party) are listed;

(b)	the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Purchaser;

(c)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(d)	the disclosure is made to professional advisers of any party on terms that such professional advisers undertake to comply with the provisions of Subsection 13.3.1 in respect of such information as if they were a party to this Agreement;

(e)	the information is or becomes publicly available (other than by breach of Section 13.1);

(f)	the other Party has given prior written approval to the disclosure or use.

14.	MISCELLANEOUS PROVISIONS.

14.1	Survival.

This Agreement shall remain in full force and effect after the Closing, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto, except as otherwise specifically provided by other clauses of this Agreement.

14.2	Entire Agreement. Changes in Writing.

This Agreement, together with the contractual documents entered into by the Parties or by some of them on the date hereof or following the same:

a)	constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (if any) relating to the same matter; and

b)	may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by all the Parties.

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14.3	Assignment Prohibited.

This Agreement and the Purchaser’s rights and remedies contained herein shall not be assigned to any Person, by the Purchaser itself, without the prior written consent of the Sellers. The transfer of any shareholding in the Company or the Subsidiaries or any business or property of the Group to any Person shall not release the Sellers from any of their obligation vis-à-vis Purchaser hereunder, provided that the assignee accept in writing prior to the assignment to be bound by the terms of this Agreement. If the Purchaser transfers any controlling shareholding in the Company or any business or property of Robuschi itself to any Person, the Purchaser shall ensure that such Person assumes the obligations under this Agreement, to the extent that such obligations relate to the relevant entity, business or asset of Robuschi. The Purchaser shall remain jointly and severally liable to the Sellers with respect to the due fulfillment of any such obligation by such Person.

14.4	Notices.

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the Italian language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter or cable, upon receipt of same, and (ii) in the case of notice sent by fax, upon issue of the relevant transmission statement by the fax machine, addressed, in each case, as follows:

(a)	if to Aksia:

Piazza del Liberty, n. 2

20121 Milano, Italy

fax +39 02 8904635

e-mail: nicola.emanuele@aksiagroup.com

with copy (which will not constitute notice) to :

Avv. Francesco Cartolano

Dewey & LeBoeuf

Via Fratelli Gabba, n. 4

20121 Milano

fax +39 02 30309330

e-mail: fcartolano@dl.com

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(b)	if to Siusi:

Via Borgogna, n. 3

20122 Milano, Italy

e-mail: a.robuschi@siusispa.it

with copy (which will not constitute notice) to :

Avv. Francesco Cartolano

Dewey & LeBoeuf

Via Fratelli Gabba, n. 4

20121 Milano

fax +39 02 30309330

e-mail: fcartolano@dl.com

(c)	if to the Other Shareholders

Ing. Paolo Urbanis

Robuschi S.p.A.

Via S. Leonardo 71/a - 43122 Parma Italy

fax +39 0521 771242

e-mail: p.urbanis@robuschi.it

(b)	if to the Purchaser, to it at :

Gardner Denver Srl

Via Tevere 6

Lonate Pozzolo (VA), Italy

with copy to (which will not constitute notice):

Gardner Denver, Inc.

1500 Liberty Ridge Drive, Suite 3000

Wayne, PA 19087

Facsimile: (610) 232-0425

Attention: Michael M. Larsen, Vice President and Chief Financial Officer;

Brent A. Walters, Vice President, General Counsel, Chief Compliance Officer and Secretary

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E-mail: michael.larsen@gardnerdenver.com;

brent.walters@gardnerdenver.com

with copy (which will not constitute notice) to :

Baker & McKenzie LLP

130 East Randolph Drive

Chicago, Illinois 60601

Facsimile: (312) 861-2899

Attention: Dieter A. Schmitz

E-mail: dieter.schmitz@bakermckenzie.com

or at such other address and/or fax number as either Party may hereafter furnish to the other by written notice, as herein provided.

14.5	Sellers’ Representatives.

(a)	The Other Shareholders agree to be considered as group.

(b)	The Sellers’ Representatives are appointed hereby as joint attorneys-in-fact (mandatari collettivi) of the Other Shareholders pursuant to section 1726 of the Code, it being understood, however, that such appointment are made also in the interest of the Aksia and Siusi and therefore are irrevocable pursuant to section 1723, paragraph 2, of the Code.

(c)	The Sellers’ Representatives are hereby granted, severally and not jointly, the broadest powers to act on behalf of all and each of the Other Shareholders with respect to any and all matters relating to this Agreement and the performance of the transactions contemplated hereby.

(d)	Any action, consent, communication or notice required to be taken by, given to or made by (as the case may be) the Sellers pursuant to any provision of this Agreement shall be considered as validly taken by, given to or made by in the name and on behalf of all and each of the Other Shareholders if taken by, given to or made by the Sellers’ Representatives and shall remain without any effect if taken by, given to or made by any other Person, including, for the avoidance of doubt, one or more Other Shareholders.

14.6	Further Assurances.

The Parties hereby agree to execute and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to further the purposes of this Agreement.

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14.7	Taxes and Other Expenses.

Except as otherwise expressly provided in other clauses of this Agreement, any cost, tax, duty or charge arising in connection with the transactions contemplated by this Agreement, shall be borne and paid for as follows:

(a)	all income, capital gain and other Taxes on income due in connection with the sale of the Interest shall be borne and paid for by the Sellers;

(b)	the Purchaser and the Sellers shall each pay the fees, expenses, and disbursements incurred by their respective auditors, advisors and counsels;

(c)	the costs for the notary public, stamp duties, registration tax and indirect Taxes or charges levied on the purchase and sale of the Interest shall be borne and paid for by the Purchaser.

14.8	Severability.

If any provision of this Agreement which is not material thereto shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision as similar as possible to the provision at issue (except for any mandatory substitution by operation of law pursuant to section 1419 of the Code).

14.9	Section 1381 of the Code.

Where in the Agreement a Party “shall cause” or “will cause” some other person or entity to give or do something, or to refrain from doing something, such Party shall be deemed to have made a promise within the meaning of section 1381 of the Code.

14.10	Liability

Anything to the contrary in this Agreement or in any applicable law notwithstanding, the Sellers shall be severally (and not jointly amongst them) liable against the Purchaser under this Agreement, each in proportion to the Relevant Percentage.

This Agreement is executed by Aksia Group SGR S.p.A. not on its own (“in proprio”) but only in its capacity as management company (“società di gestione del risparmio”) – and thus for and on behalf – of the closed-end fund (“fondo di investimento mobiliare chiuso”) Aksia Capital III (the “Fund”) which is a segregate estate pursuant to Section 36, paragraph 6, of the Italian Legislative Decree n. 58/1998. Therefore only the estate of the Fund, which is separate from the assets of Aksia Group SGR S.p.A., will be liable for any Seller’s obligation under this Agreement, including those under Article 11.

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14.11	Schedules and Enclosures.

(a)	The Schedules and enclosures referred to herein, and attached to this Agreement, are incorporated herein by such reference as if fully set forth in the text hereof.

(b)	Any item disclosed in connection with any specific provisions of this Agreement shall be deemed to have been disclosed also in response to any other provisions in respect of which such disclosure may be relevant or appropriate.

14.12	Applicable Law.

This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Italian law.

15.	ARBITRATION CLAUSE.

15.1	Arbitration.

15.1.1	All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of the Chamber of National and International Arbitration of Milan (the “Rules”). The Arbitral Tribunal shall consist of three arbitrators appointed in accordance with Subsection 15.1.2 below.

15.1.2	One arbitrator shall be appointed by the claiming Party and the second by the Party against which the arbitration is requested or, failing such appointment, in accordance with the Rules. The third arbitrator, who will act as Chairman of the Arbitral Tribunal, shall be appointed by agreement by the first two arbitrators within thirty (30) calendar days from the notification to the claiming Party of the appointment of the second arbitrator. Failing an agreement within such term, the appointment shall be made in accordance with the Rules, provided that the third arbitrator will be a well reputed Italian corporate lawyer. For the purposes hereof, it is understood that the Sellers shall be considered as a sole Party, whereas the Purchaser shall be considered as the other Party, on the assumption that the claims of the Sellers will be aligned. In the event that a dispute has at least three parties with non-aligned claims, the Arbitral Tribunal shall be appointed by the Chamber of Arbitration, pursuant to the Rules.

15.1.3	The arbitration proceedings shall take place in Milan (Italy) and shall be conducted in the Italian language. The arbitration award shall be final and binding upon the Parties (“rituale secondo diritto”).

15.1.4	Without prejudice to the above and to the jurisdiction of the Arbitral Tribunal contemplated thereby, the Parties hereby elect the exclusive jurisdiction of any competent court in the city of Milan (Italy) with respect to any legal suit, action or proceeding which, under applicable law, may be instituted among the Parties before a court of justice in connection with this Agreement.

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IF THE FOREGOING reflects to our understanding, please re-write this proposal on your letterhead and send it back to us duly signed for full acceptance of its terms and conditions.

For and on behalf of Gardner Denver S.r.l.

/s/ Michael Meyer Larsen

(Michael Meyer Larsen)

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